EXECUTION
AMENDED AND RESTATED CREDIT AGREEMENT
Originally dated as of November 15, 2007
among
QUEST RESOURCE CORPORATION
as the Borrower,
ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent
and
The Lenders Party Hereto
$35,000,000
TERM LOAN
RBC CAPITAL MARKETS
As Lead Arranger and Sole Bookrunner
Dated as of July 11, 2008

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SCHEDULES

2.01	Term Commitments
5.13	Subsidiaries and Equity Investments
7.01	Existing Liens
7.04	Indebtedness
7.11	Transactions With Affiliates
10.02	Addresses for Notices to Borrower, Guarantors and Administrative Agent
EXHIBITS

Exhibit:	Form of:

A-1	Borrowing Notice
A-2	Conversion/Continuation Notice
A-3	Repayment Notice
B	Term Note
C	Compliance Certificate pursuant to Section 6.02(a)
D	Assignment and Assumption

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AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of July 11, 2008, among QUEST RESOURCE CORPORATION a Nevada corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, “Lender”), ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent.
PRELIMINARY STATEMENTS
     The Borrower, Administrative Agent, Collateral Agent and Lenders entered into a Credit Agreement originally dated November 15, 2007 providing for an aggregate revolving credit facility of $50,000,000, as amended by a First Amendment to Credit Agreement among the Borrower, Administrative Agent, Collateral Agent and Lenders dated April 15, 2008 (as amended, the “Original Credit Agreement”).
     The Borrower, Administrative Agent, Collateral Agent and the Lenders have agreed to amend and restate in its entirety the Original Credit Agreement on the terms and conditions set forth herein, to renew and rearrange the indebtedness outstanding under the Original Credit Agreement (but not to repay or pay off such indebtedness), to remove the Revolving Credit Facility and to replace such credit facility with a Term Loan in the amount of THIRTY FIVE MILLION DOLLARS ($35,000,000).
     In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree that the Original Credit Agreement is amended and restated in its entirety to read as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
     As used in this Agreement, the terms defined in the introductory paragraph hereof shall have the meanings therein indicated and the following terms shall have the meanings set forth below:
     Adjusted Base Rate means the Base Rate plus four hundred basis points (400 bps).
     Adjusted Eurodollar Rate means the Eurodollar Rate plus five hundred basis points (500 bps).
     Administrative Agent means Royal Bank of Canada in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     Administrative Details Form means the Administrative Details Reply Form furnished by a Lender to the Administrative Agent in connection with this Agreement.
     Affiliate means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be
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controlled by any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     Agent/Arranger Fee Letter has the meaning specified in Section 2.08(b).
     Agent-Related Persons means the Administrative Agent (including any successor administrative agent), the Collateral Agent (including any successor collateral agent) and their respective Affiliates (including the officers, directors, employees, agents and attorneys-in-fact of such Person).
     Aggregate Term Loan Commitment has the meaning specified in the definition of “Term Loan Commitment”.
     Agreement means this Amended and Restated Credit Agreement.
     Applicable Rate means the Adjusted Base Rate or the Adjusted Eurodollar Rate.
     Approved Fund means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.
     Arranger means RBC Capital Markets in its capacity as lead arranger and sole bookrunner.
     Assignment and Assumption means an Assignment and Assumption substantially in the form of Exhibit D.
     Attorney Costs means and includes the reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and disbursements of internal counsel.
     Attributable Indebtedness means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
     Authorizations means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.
     Base Rate means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.” Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     Base Rate Loan means a Term Loan that bears interest based on the Adjusted Base Rate.
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     Board means the Board of Governors of the Federal Reserve System of the United States.
     Borrower has the meaning specified in the introductory paragraph hereto.
     Borrower Affiliate means each of the QRC Subsidiaries.
     Borrowing means a borrowing consisting of simultaneous Term Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
     Borrowing Notice means a notice of (a) the initial Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Term Loans as the same Type, pursuant to Section 2.03(a), which, if in writing, shall be substantially in the form of Exhibit A-1 or A-2, as applicable.
     Business Day means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of New York, or are in fact closed and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the applicable offshore Dollar interbank market.
     Capital Expenditure by a Person means an expenditure (determined in accordance with GAAP) for any fixed asset owned by such Person for use in the operations of such Person having a useful life of more than one year, or any improvements or additions thereto.
     Capital Lease means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.
     Cash Equivalents means:
     (a) United States Dollars;
     (b) direct general obligations, or obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having remaining maturities of not more than thirteen (13) months, but excluding any such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemptions;
     (c) certificates of deposit and eurodollar-time deposits with remaining maturities of thirteen (13) months or less, bankers acceptances with remaining maturities not exceeding one hundred eighty (180) days, overnight bank deposits and other similar short term instruments, in each case with any domestic commercial bank having capital and surplus in excess of $250,000,000 and having a rating of at least “A2” by Moody’s or at least “A” by S&P;
     (d) repurchase obligations with a remaining term of not more than thirteen (13) months for underlying securities of the types described in (b) and (c) above entered into with any financial institution meeting the qualifications in (c) above;
     (e) commercial paper (having remaining maturities of not more than two hundred seventy (270) days) of any Person rated “P-1” or better by Moody’s or “A-1” or the equivalent by S&P;
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     (f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and
     (g) money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clause (a) through (f) above, except that with respect to the maturities of the assets included in such funds the requirements of clauses (a) through (f) shall not be applied to the individual assets included in such funds but to the weighted-average maturity of all assets included in such funds.
     Change in Law means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 3.04(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     Change of Control means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of Voting Stock of Borrower; provided, however, that a merger of Borrower into another entity in which the other entity is the survivor shall not be deemed a Change of Control if Borrower’s stockholders of record as constituted immediately prior to such acquisition hold more than 50% of the outstanding shares of Voting Stock of the surviving entity.
     Code means the Internal Revenue Code of 1986.
     Collateral means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower, and its Subsidiaries (other than the Excluded MLP Entities) in or upon which a Lien now or hereafter exists in favor of the Secured Parties, or the Administrative Agent or Collateral Agent on behalf of the Secured Parties, including whether under this Agreement, the Collateral Documents, or under any other document executed by any Borrower Affiliate (other than the Excluded MLP Entities) and delivered to the Administrative Agent, Collateral Agent or any Secured Party.
     Collateral Agent means Royal Bank of Canada in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.
     Collateral Deficiency means the Outstanding Amount of Term Loan Principal Debt is more than 50% of the Pledged Collateral Market Value.
     Collateral Documents means (a) each Guaranty, Mortgage and Security Agreement, and all other security agreements, deeds of trust, mortgages, chattel mortgages, assignments, pledges, guaranties, extension agreements and other similar agreements or instruments executed by the Borrower, or any other Loan Party for the benefit of the Secured Parties now or hereafter delivered to the Secured Parties, the Administrative Agent or the Collateral Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable Law) against the Borrower or any QRC Subsidiary as debtor in favor of the Secured Parties, the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, as secured party, to secure or guarantee the payment of any part of the
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Obligations or the performance of any other duties and obligations of Borrower under the Loan Documents or the Lender Hedging Agreements, whenever made or delivered, and (b) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions, restatements, continuations, and extensions of any of the foregoing.
     Compensation Period has the meaning set forth in Section 2.11(e)(ii).
     Compliance Certificate means a certificate substantially in the form of Exhibit C.
     Consolidated Annualized EBITDA means, for the Borrower and the QRC Subsidiaries on a consolidated basis (a) for the fiscal quarter ended March 31, 2008, Consolidated EBITDA for the three month period ended March 31, 2008 multiplied by 4, (b) for the fiscal quarter ended June 30, 2008, Consolidated EBITDA for the six month period ended June 30, 2008 multiplied by 2, (c) for the fiscal quarter ended September 30, 2008, Consolidated EBITDA for the nine month period ended September 30, 2008 multiplied by 1.33, and (d) for the fiscal quarter ended December 31, 2008, Consolidated EBITDA for the twelve month period ended December 31, 2008.
     Consolidated Annualized Interest Charges means, for the Borrower and the QRC Subsidiaries on a consolidated basis (a) for the fiscal quarter ended March 31, 2008, Consolidated Interest Charges for the three month period ended March 31, 2008 multiplied by 4, (b) for the fiscal quarter ended June 30, 2008, Consolidated Interest Charges for the six month period ended June 30, 2008 multiplied by 2, (c) for the fiscal quarter ended September 30, 2008, Consolidated Interest Charges for the nine month period ended September 30, 2008 multiplied by 1.33, and (d) for the fiscal quarter ended December 31, 2008, Consolidated Interest Charges for the twelve month period ended December 31, 2008.
     Consolidated EBITDA means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, an amount equal to the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Charges, (iii) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (iv) the amount of depreciation, depletion and amortization expense deducted in determining such Consolidated Net Income, (v) merger and acquisition costs incurred by the Borrower that are required to be expensed as a result of the termination of the merger agreement with Pinnacle Gas Resources, Inc., (vi) merger and acquisition costs required to be expensed under FAS 141(R), and (vii) other non-cash charges and expenses deducted in the determination of such Consolidated Net Income, including, without limitation, non-cash charges and expenses relating to Swap Contracts or resulting from accounting convention changes, of the Borrower and the QRC Subsidiaries on a consolidated basis, all determined in accordance with GAAP.
     Consolidated Funded Debt means, as of any date of determination, for the Borrower and the QRC Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations and liabilities, whether current or long-term, for borrowed money (including Obligations hereunder), (b) all reimbursement obligations relating to letters of credit that have been drawn and remain unreimbursed, (c) Attributable Indebtedness pertaining to Capital Leases, (d) Attributable Indebtedness pertaining to Synthetic Lease Obligations, and (e) without duplication, all Guaranty Obligations with respect to Indebtedness of the type specified in subsections (a) through (d) above.
     Consolidated Interest Charges means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and the QRC Subsidiaries in connection with Indebtedness (net of interest rate Swap Contract settlements) (including capitalized interest), in each case to the extent treated
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as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and the QRC Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.
     Consolidated Net Income means, for any period, for the Borrower and the QRC Subsidiaries on a consolidated basis, the net income or net loss of the Borrower and the QRC Subsidiaries from continuing operations, provided that there shall be excluded from such net income (to the extent otherwise included therein): (a) the income (or loss) of any entity other than a QRC Subsidiary in which the Borrower or a QRC Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such QRC Subsidiary in the form of cash dividends or similar cash distributions (including cash distributions actually received by Borrower or any QRC Subsidiary from QMLP and QELP in respect of general partner interest, limited partner interest and incentive distribution rights); (b) net extraordinary gains and losses (other than, in the case of losses, losses resulting from charges against net income to establish or increase reserves for potential environmental liabilities), (c) any gains or losses attributable to non-cash write-ups or write-downs of assets, (d) proceeds of any insurance on property, plant or equipment other than business interruption insurance, (e) any gain or loss, net of taxes, on the sale, retirement or other disposition of assets (including the capital stock or other equity ownership of any other Person, but excluding the sale of inventories in the ordinary course of business), and (f) the cumulative effect of a change in accounting principles.
     Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     Debt Issuance means the issuance by the Borrower or any Subsidiary of any Indebtedness listed in clause (a) of such definition other than Indebtedness permitted under Section 7.04.
     Debtor Relief Laws means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     Default means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     Default Rate means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.
     Defaulting Lender means any Lender that (a) has failed to fund any portion of the Term Loans required to be funded by it under this Agreement within one Business Day of the date required to be funded by it under this Agreement, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
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     Disposition or Dispose means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property (including stock, partnership and other equity interests but excluding sale of inventory in the ordinary course of business) by any Person of property owned by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, a Restricted Payment is not a Disposition.
     Dollar and $ means lawful money of the United States.
     Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (the Borrower’s approval not to be unreasonably withheld, conditioned or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of its Affiliates or Subsidiaries.
     Environmental Law means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 et seq.) (“CERCLA”), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. § 1251 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. § 1100 1 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. §401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 201 and § 300f et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.
     Equity Offering means a private or public sale of common or preferred stock in the Borrower (or any other sale to the public of equity interest in the Borrower including from debt convertible into equity of the Borrower), excluding proceeds from the exercise of director and employee stock options.
     ERISA means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.
     ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions of this Agreement relating to obligations imposed under Section 412 of the Code).
     ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial
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withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     Eurodollar Rate means for any Interest Period with respect to any Eurodollar Rate Loan:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or
     (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
     Eurodollar Rate Loan means a Term Loan that bears interest at a rate based on the Adjusted Eurodollar Rate.
     Event of Default means any of the events or circumstances specified in Article VIII.
     Excluded Assets means any contracts, agreements or permits as to which the granting of a security interest in same would cause a default, termination or penalty thereunder or under any applicable requirement of a Governmental Authority.
     Excluded MLP Entities means collectively QMLPGP, QMLP and each of their Subsidiaries, QELPGP, QELP and each of their Subsidiaries.
     Facility means the Term Loan Facility as described in and subject to the limitations set forth in Section 2.01.
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     Federal Funds Rate means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     GAAP means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board and the Public Company Accounting Oversights Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.
     Governmental Authority means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other legal entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     Guarantors means any Person and every present and future Subsidiary of Borrower (other than the Excluded MLP Entities) which undertakes to be liable for all or any part of the Obligations by execution of a Guaranty, or otherwise.
     Guaranty means a Guaranty now or hereafter made by any Guarantor in favor of the Administrative Agent on behalf of the Lenders, including any Subsidiary Guaranty, each in form and substance acceptable to the Administrative Agent.
     Guaranty Obligation means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other payment obligation of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other payment obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other payment obligation of the payment of such Indebtedness or other payment obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other payment obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other payment obligation of the payment thereof or to protect such
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obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other payment obligation of any other Person, whether or not such Indebtedness or other payment obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be the lesser of (a) an amount equal to the stated or determinable outstanding amount of the related primary obligation and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the outstanding amount of such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     Hazardous Substance means any substance that poses a threat to, or is regulated to protect, human health, safety, public welfare, or the environment, including without limitation: (a) any “hazardous substance,” “pollutant” or “contaminant,” and any “petroleum” or “natural gas liquids” as those terms are defined or used under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ( 42 U.S.C. §§ 9601 et seq.) (CERCLA), (b) “solid waste” as defined by the federal Solid Waste Disposal Act (42 U. S.C. § § 6901 et seq.), (c) asbestos or a material containing asbestos, (d) any material that contains lead or lead-based paint, (e) any item or equipment that contains or is contaminated by polychlorinated biphenyls, (f) any radioactive material, (g) urea formaldehyde, (h) putrescible materials, (i) infectious materials, (j) toxic microorganisms, including mold, or (k) any substance the presence or Release of which requires reporting, investigation or remediation under any Environmental Law.
     Hydrocarbons means crude oil, condensate, natural gas, natural gas liquids, coal bed methane and other hydrocarbons and all products refined or separated therefrom.
     Indebtedness means, as to any Person at a particular time, all of the following:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the face amount of all letters of credit (including standby and commercial), banker’s acceptances, surety bonds, and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;
     (c) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than 90 days, and Indebtedness of others (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;
     (d) all obligations of such Person under conditional sales or other title retention agreements relating to property acquired by such Person;
     (e) Capital Leases and Synthetic Lease Obligations of such Person; and
     (f) all Guaranty Obligations of such Person in respect of any of the foregoing.
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     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Lenders. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. In addition, the determination of Indebtedness of the Borrower and/or the QRC Subsidiaries shall be made on a consolidated basis without taking into account any Indebtedness owed by any such Person to any other such Person.
     Indemnified Liabilities has the meaning set forth in Section 10.05.
     Indemnitees has the meaning set forth in Section 10.05.
     Insurance Payment means any payment by an insurance company or other surety on account of property damage or casualty loss to any property of the Borrower or any QRC Subsidiary.
     Interest Coverage Ratio means for any relevant period and as of any determination date, as calculated based on the quarterly compliance certificate most recently delivered pursuant to Section 6.02(a) for the Borrower and the QRC Subsidiaries, the ratio of (a) Consolidated EBITDA for the four (4) fiscal quarters ending on the applicable determination date (or Consolidated Annualized EBITDA for periods ending on or before December 31, 2008) to (b) Consolidated Interest Charges for the four (4) fiscal quarters ending on the applicable determination date (or Consolidated Annualized Interest Charges for periods ending on or before December 31, 2008).
     Interest Payment Date means, (a) as to any Term Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     Investment means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of Indebtedness of, or purchase or other acquisition of
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Credit Agreement

any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon, and shall, if made by the transfer or exchange of property other than cash be deemed to have been made in an amount equal to the fair market value of such property.
     IRS means the United States Internal Revenue Service.
     ISDA means the International Swaps and Derivatives Association, Inc.
     Laws means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, any Governmental Authority.
     L/C Terms and Conditions means the Terms and Conditions for Standby Letters of Credit of even herewith executed by Borrower in favor of Royal Bank of Canada.
     Lender has the meaning specified in the introductory paragraph hereto.
     Lender Hedging Agreement means a Swap Contract between the Borrower and any of the QRC Subsidiaries and a Lender or an Affiliate of a Lender.
     Lending Office means, as to any Lender, the office or offices of such Lender set forth on its Administrative Details Form, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     Letter of Credit Application has the meaning specified in Section 2.14.
     Leverage Ratio means, for the Borrower and the QRC Subsidiaries on a consolidated basis, the ratio, as calculated based on the quarterly compliance certificate most recently delivered pursuant to Section 6.02(a), of (a) Consolidated Funded Debt as of the determination date to (b) Consolidated EBITDA for the four (4) fiscal quarters ending on the applicable determination date (or Consolidated Annualized EBITDA for periods ending on or before December 31, 2008).
     Lien means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever to secure or provide for payment of any obligation of any Person (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, other than any financing statement filed as a notice filing), including the interest of a purchaser of accounts receivable.
     Loan Documents means this Agreement, each Term Note, each of the Collateral Documents, the Agent/Arranger Fee Letter, each Borrowing Notice, each Letter of Credit Application, the L/C Terms and
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Conditions, each Compliance Certificate, the Guaranties, and each other agreement, document or instrument delivered by any Loan Party from time to time in connection with this Agreement and the Term Notes.
     Loan Party means each of the Borrower, each Guarantor, and each other entity that is an Affiliate of the Borrower that executes one or more Loan Documents, but specifically excluding the Excluded MLP Entities.
     Margin Regulations means Regulations U, T and X of the Board.
     Material Acquisition means any acquisition of property or series of related acquisitions of property that involves the payment of consideration (including, without limitation, the issuance of equity) by the Borrower and the QRC Subsidiaries in excess of $10,000,000.
     Material Adverse Effect means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Borrower and the QRC Subsidiaries taken as a whole; (b) a material adverse effect on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any other Loan Party of any Loan Documents.
     Material Agreements means the following: (i) Omnibus Agreement (QMLP) and (ii) Omnibus Agreement (QELP) and any agreement or agreements entered into in replacement or substitution of any of the forgoing. “Material Agreement” means each of such Material Agreements.
     Material Disposition means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of properties that yields gross proceeds to the Borrower or any QRC Subsidiary in excess of $5,000,000.
     Maturity Date means (a) July 11, 2010, or (b) such earlier effective date of any other termination, cancellation, or acceleration of the Aggregate Term Loan Commitment under this Agreement.
     Maximum Amount and Maximum Rate respectively mean, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligations.
     Midstream Businesses means gathering, transportation, fractionation, processing, marketing, and storage of natural gas, crude oil, natural gas liquids and other liquid and gaseous hydrocarbons and businesses closely related to the foregoing.
     MLP Units means collectively QELP Units and QMLP Units.
     Moody’s means Moody’s Investors Service, Inc.
     Mortgaged Properties means collectively all the Mortgaged Property as defined in the Mortgages and Mortgaged Property individually means any one of such Mortgaged Properties.
     Mortgages means the mortgages, deeds of trust, or similar instruments executed by any of the Loan Parties in favor of Administrative Agent or Collateral Agent, for the benefit of the Secured Parties,
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and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor, and Mortgage means each of such Mortgages).
     Multiemployer Plan means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.
     Net Cash Proceeds means (a) with respect to any Disposition, cash (including any cash received by way of deferred payment as and when received) received by the Borrower or any of its Subsidiaries in connection with and as consideration therefor, on or after the date of consummation of such transaction, after (i) deduction of Taxes payable in connection with or as a result of such transaction, and (ii) payment of all brokerage commissions and all other fees and expenses related to such transaction (including, without limitation, attorneys’ fees and closing costs incurred in connection with such transaction), (b) with respect to the Debt Issuance or any other Indebtedness refinancing the Term Loans, proceeds of such Debt Issuance or other refinancing Indebtedness after payment of all cash closing costs and transaction costs, and (c) with respect to any Equity Offering, proceeds of such Equity Offering after payment of underwriting fees and payment of all cash closing costs and transaction costs.
     Obligations means all advances to, and debts, liabilities, obligations (including reimbursement obligations associated with any letter of credit issued by Royal Bank of Canada for the account of any Loan Party), covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding. In addition, all references to the “Obligations” in the Collateral Documents and in Sections 2.13 and 10.09 of this Agreement shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising pursuant to any Lender Hedging Agreement.
     Obligor means the Borrower or any other Person (other than the Administrative Agent, Collateral Agent or any Lender) obligated under any Loan Document.
     Oil and Gas Properties means fee, leasehold or other interests in or under mineral estates or Hydrocarbon leases with respect to properties situated in the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and properties, real or personal, appertaining, belonging, affixed or incidental thereto.
     Omnibus Agreement (QMLP) means the Omnibus Agreement dated as of December 22, 2006 among the Borrower, QMLPGP, QMLP and Bluestem Pipeline, LLC.
     Omnibus Agreement (QELP) means the Omnibus Agreement dated as of November 15, 2007 among the Borrower, QELPGP and QELP.
     Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of
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Credit Agreement

formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
     Original Credit Agreement has the meaning set forth in the Preliminary Statement.
     Other Taxes has the meaning specified in Section 3.01(b).
     Outstanding Amount on any date (i) with respect to Term Loans, means the Term Loan Principal Debt, and (ii) for purposes of Section 2.11(d) with respect to Obligations under a Lender Hedging Agreement, means the amount then due and payable under such Lender Hedging Agreement.
     Participant has the meaning specified in Section 10.07(d).
     PBGC means the Pension Benefit Guaranty Corporation.
     Pension Plan means any “employee pension benefit plan” (as such term is defined in Section 3(2)(A) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.
     Permitted Liens means Liens permitted under Section 7.01 as described in such Section.
     Person means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.
     PetroEdge Disposition means the conveyance by Quest Eastern Resource LLC, f/k/a PetroEdge Resources (WV), LLC, a Delaware limited liability company and Wholly-Owned Subsidiary of Borrower, of its proved developed producing wells and proved developed non-producing wells and related assets located in the States of West Virginia and New York to Quest Cherokee, LLC, a Delaware limited liability company and Wholly-Owned Subsidiary of QELP.
     Plan means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.
     Pledged Collateral Market Value means for MLP Units, (i) if such MLP Units are publicly traded and quotations are available, the closing sale price of the MLP Units on the preceding Business Day or if there is no closing sale price, any reasonable estimate of the market value of the MLP Units as of the close of business on the preceding Business Day based on the most recent trade price for such MLP Units and (ii) if such MLP Units are not publicly traded and quotations are not available (such as subordinated MLP Units or unregistered MLP Units) such MLP Units will be valued at 85% of the current market value of similar publicly traded MLP Units).
Quest Resource
Credit Agreement

     Pro Rata Share with respect to each Lender, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of Term Loans of such Lender at such time and the denominator of which is the amount of Aggregate Term Loans at such time. The initial Pro Rata Share of each Lender is set out opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     QELP means Quest Energy Partners, L.P., a Delaware limited partnership.
     QELPGP means Quest Energy GP, LLC, a Delaware limited liability company, and the sole general partner of QELP.
     QELP Units means common or subordinated units of limited partnership in QELP which may be registered or unregistered under state or federal securities Laws.
     QMLP means Quest Midstream Partners, L.P., a Delaware limited partnership.
     QMLPGP means Quest Midstream GP, LLC, a Delaware limited liability company, and the sole general partner of QMLP.
     QMLP Units means common or subordinated units of limited partnership in QMLP which may be registered or unregistered under state or federal securities Laws.
     QRC Subsidiary means any Subsidiary of the Borrower other than the Excluded MLP Entities.
     Reference Period has the meaning set forth in Section 7.17.
     Register has the meaning set forth in Section 10.07(c).
     Related Parties means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliate.
     Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.
     Reportable Event means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     Required Lenders means, as of any date of determination, Lenders holding in the aggregate more than 66+2/3% of the Term Loan Principal Debt; provided that the portion of the Term Loan Principal Debt held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     Repayment Notice means a notice of repayment of a Borrowing pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit A-3.
     Responsible Officer means the president, chief executive officer, executive vice president, senior vice president, vice president, chief financial officer, controller, treasurer or assistant treasurer of a
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Credit Agreement

Person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company, and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     Restatement Date means the date upon which this Agreement has been executed by the Borrower, the Lenders and the Administrative Agent.
     Restricted Payment by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.
     Rights means rights, remedies, powers, privileges, and benefits.
     S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     Secured Parties means the Lenders party to this Agreement and the Lenders and/or any Affiliate of a Lender party to a Lender Hedging Agreement. The term “Secured Parties” shall include a former Lender or an Affiliate of a former Lender that is party to a Swap Contract with any Loan Party; provided that such former Lender or Affiliate was a Lender or an Affiliate of a Lender at the time it entered into such Swap Contract.
     Security Agreements means, collectively, the security agreements, or similar instruments, executed by any of the Loan Parties in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties, in form and substance acceptable to the Administrative Agent, and all supplements, assignments, amendments, and restatements thereto (or any agreement in substitution therefor), and “Security Agreement” means each of such Security Agreements.
     Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower (excluding the Excluded MLP Entities).
     Subsidiary Guaranty means any Guaranty made by a Subsidiary of the Borrower in favor of the Administrative Agent on behalf of the Lenders, in form and substance acceptable to the Administrative Agent.
     Swap Contract means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other
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similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).
     Synthetic Lease Obligation means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which are depreciated for tax purposes by such Person.
     Taxes has the meaning set forth in Section 3.01(a).
     Term Loan Commitment means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount stated beside such Lender’s name on the most-recently amended Schedule 2.01 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents) and collectively for all Lenders an amount (subject to reduction or cancellation as herein provided) equal to $35,000,000 (collectively, the Term Loan Commitments of all the Lenders herein the “Aggregate Term Loan Commitments”).
     Term Loan Facility means the credit facility as described in and subject to the limitations set forth in Section 2.01.
     Term Loan Principal Debt means, on any date of determination, the aggregate unpaid principal balance of all Loans under the Term Loan Facility.
     Term Loans means an extension of credit by a Lender to the Borrower pursuant to Section 2.01.
     Term Note means a promissory note of the Borrower in substantially the form of Exhibit B-2, evidencing the obligation of Borrower to repay the Term Loans and all renewals and extensions of all or any part thereof.
     Type means, with respect to a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     Unfunded Pension Liability means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with
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Credit Agreement

the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     United States or U.S. means the United States of America, its fifty states and the District of Columbia.
     Voting Stock means the capital stock (or equivalent thereof) of any class or kind, of a Person, the holders of which are entitled to vote for the election of directors, managers, or other voting members of the governing body of such Person.
     Wholly-Owned when used in connection with a Person means any Subsidiary of such Person of which all of the issued and outstanding equity interests (except shares required as directors’ qualifying shares) shall be owned by such Person or one or more of its Wholly-Owned Subsidiaries.
     1.02 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) (i) The words “herein” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
     (ii) Unless otherwise specified herein, Article, Section, Exhibit and Schedule references are to this Agreement.
     (iii) The term “including” is by way of example and not limitation.
     (iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced.
     (c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements, except as otherwise specifically prescribed herein.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend
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such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
ARTICLE II.
THE TERM LOAN COMMITMENTS AND BORROWING
     2.01 Term Loans. Subject to and in reliance upon the terms, conditions, representations, and warranties in the Loan Documents, each Lender severally, but not jointly, agrees to make Term Loans to Borrower in a single disbursement on the Restatement Date in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Pro Rata Share of the Term Loan Commitment. If all or a portion of the Term Loan Principal Debt is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. Any portion of the Term Loan Commitment that remains undisbursed after the initial disbursement under the Term Loan Facility shall be reduced to zero and cancelled on the date of such initial disbursement. Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     2.02 Intentionally Deleted
     2.03 Borrowings, Conversions and Continuations of Term Loans.
     (a) The initial Borrowing and each conversion of Term Loans from one Type to the other, and each continuation of Term Loans as the same Type shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than noon, New York time, (i) three Business Days prior to the requested date of conversion to or continuation of Eurodollar Rate Loans, and (ii) one Business Day prior to the conversion of Eurodollar Rate Loans to Base Rate Loans, or the requested date of the initial Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. The initial Borrowing of, and each conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in
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excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Term Loans from one Type to the other, or a continuation of Term Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Term Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Term Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Term Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Following receipt of a Borrowing Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Borrowing, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Term Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than noon, New York time, on the Business Day specified in the applicable Borrowing Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Term Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
     (d) After giving effect to all Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than three (3) Interest Periods in effect at any given time with respect to Term Loans.
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     2.04 Prepayments.
     (a) Optional Prepayments. The Borrower may, upon delivery of a Repayment Notice to the Administrative Agent, at any time or from time to time voluntarily prepay in whole or in part the Term Loan Principal Debt without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than noon, New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loan to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Share.
     (b) Mandatory Prepayments-Collateral Deficiency. If for any reason a Collateral Deficiency exists, Borrower shall notify Administrative Agent in writing of such Collateral Deficiency within five (5) Business Days after becoming aware of such Collateral Deficiency and indicate in such written notice Borrower’s plan to cure such Collateral Deficiency. The Collateral Deficiency must be cured on or before the thirtieth (30) day after Borrower becomes aware of such Collateral Deficiency. To cure such Collateral Deficiency, Borrower may elect to do one or more of the following:
     (i) repay Term Loan Principal Debt in an aggregate amount sufficient to eliminate such Collateral Deficiency within such thirty (30) day cure period, and
     (ii) pledge additional MLP Units owned by the Borrower or another Loan Party having sufficient Pledged Collateral Market Value, as of the date of such pledge, to eliminate such Collateral Deficiency.
     (c) Mandatory Prepayments from Net Cash Proceeds.
     (i) Dispositions. If any Net Cash Proceeds in excess of $1,000,000 are received by the Borrower or any Subsidiary (other than an Excluded Subsidiary) from any Disposition (including any deferred purchase price therefor and including sales of stock or other equity interests of Subsidiaries (other than Excluded Subsidiaries)) excluding the PetroEdge Disposition and any Disposition permitted by Section 7.07(a) or (b), the Term Loans shall be prepaid, immediately upon receipt of such Net Cash Proceeds, in an amount equal to the amount of Net Cash Proceeds received from such Disposition.
     (ii) Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance in excess of $1,000,000, the Borrower shall repay the Term Loan Principal Debt in an aggregate amount equal to 50% of such Net Cash Proceeds.
     (iii) Equity Offerings. Immediately upon the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Equity Offering in excess of $1,000,000, the Borrower shall repay
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the Term Loan Principal Debt in an aggregate amount equal to 50% of such Net Cash Proceeds; provided, however, the Borrower shall not be required to repay the Term Loan with the Net Cash Proceeds from the Borrower’s July 1, 2008 public offering of 8.8 million common shares or the exercise of the overallotment option granted to the underwriters in connection with such offering.
     (iv) Application of Mandatory Prepayments. The prepayments provided for in this Section 2.04(c) shall be applied to the Term Loan Principal Debt, unless an Event of Default has occurred and is continuing or would arise as a result thereof (whereupon the provisions of Section 2.11(d) shall apply).
     (d) Prepayments: Interest/Consequential Loss. All prepayments under this Section 2.04 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any amounts due under Section 3.05.
     2.05 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, (prior to funding the Term Loan) permanently reduce the Aggregate Term Loan Commitment; provided that (i) any such notice shall be received by the Administrative Agent not later than noon, three Business Days prior to (or if all the outstanding Borrowings are Base Rate Loans, no later than noon on) the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $500,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination. Once reduced in accordance with this Section, the Aggregate Term Loan Commitment may not be increased. Any reduction of the Aggregate Term Loan Commitment shall be applied to the Term Loan Commitment of each Lender according to its Pro Rata Share. Except in connection with a termination or reduction of the entire Aggregate Term Loan Commitment, all commitment fees on the portion of the Aggregate Term Loan Commitment so reduced which have accrued to the effective date of any reduction of the Aggregate Term Loan Commitment shall at Administrative Agent’s option either be paid on the effective date of such reduction or on the date when such commitment fee would otherwise be due.
     2.06 Repayment of Term Loans. The Borrower shall repay to the Lenders the Term Loan Principal Debt in quarterly installments on the last Business Day of each March, June, September and December during the term of this Agreement and on the Maturity Date, such installments commencing on September 30, 2008, each installment in the amount of $1,500,000, with the remaining Term Loan Principal Debt being payable in full on the Maturity Date.
     2.07 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
     (b) If any amount payable by Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists or after acceleration (i) the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law, and (ii) accrued and unpaid interest on past due amounts
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(including interest on past due interest, to the extent allowed by Law) shall be due and payable upon demand.
     (c) Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     (d) If the designated rate applicable to any Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Outstanding Amount of the Term Loans, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, the Borrower shall pay an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on such Outstanding Amount.
     2.08 Fees. (a) Intentionally Deleted.
     (b) Arranger’s and Administrative Agent’s Fees. On the Restatement Date, the Borrower shall pay certain fees to the Arranger and Administrative Agent to be shared among them and the Borrower shall pay certain fees to the Administrative Agent for the Administrative Agent’s own account as an administrative agency fee, in the amounts and at the times specified in the letter agreement dated June 24, 2008 (the “Agent/Arranger Fee Letter”), between the Borrower and Royal Bank of Canada. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever. Additionally, Borrower shall pay to the Administrative Agent for the Administrative Agent’s own account the fees in the amounts and on the dates specified in the Agent/Arranger Fee Letter.
     2.09 Computation of Interest and Fees. Computation of interest on Base Rate Loans and all fees shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on Eurodollar Rate Loans shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid; provided that any Term Loan that is repaid on the same day on which it is made shall bear interest for one day.
     2.10 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Term Loans. In the event of any conflict between the accounts and records
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maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control absent manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender’s Term Loans may be evidenced by one or more Term Notes. Each Lender may attach schedules to its Term Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the Term Loan and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.
     2.11 Payments Generally.
     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
     (b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (c) If no Event of Default exists and if no order of application is otherwise specified in the Loan Documents, payments and prepayments of the Obligations shall be applied first to fees, second to accrued interest then due and payable on the Outstanding Amount of Term Loans, and then to the remaining Obligations in the order and manner as Borrower may direct.
     (d) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully the Obligations, or if an Event of Default exists, any payment or prepayment shall be applied in the following order: (i) to the payment of enforcement expenses incurred by the Administrative Agent, including Attorney Costs; (ii) to the ratable payment of all other fees, expenses, indemnities and other amounts (including amounts payable under Article III) for which the Administrative Agent or Lenders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 2.11(d)(ii), a “ratable payment” for any Lender or the Administrative Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, indemnities and other amounts owed to such Lender or the Administrative Agent bears to the total aggregate fees, expenses and indemnities owed to all Lenders and the Administrative Agent on such date of determination); (iii) to the ratable payment of accrued and unpaid interest on the Outstanding Amount of Term Loans and the Outstanding Amount of Obligations under Lender Hedging Agreements (it being understood that for purposes of this clause (iii) the Outstanding Amount of Obligations under Lender Hedging Agreements
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refers only to payments owing pursuant to Section 2(a) of the 2002 Master Agreement form promulgated by the ISDA (or equivalent type payment obligation if some other form of Swap Contract is in effect)(as used in this Section 2.11(d)(iii), “ratable payment” means, for any Lender (or Lender Affiliate, in the case of Lender Hedging Agreements), on any date of determination, that proportion which the accrued and unpaid interest on the Outstanding Amount of Term Loan Principal Debt and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to such Lender (or Lender Affiliate, in the case of Lender Hedging Agreements) bears to the total accrued and unpaid interest on the Outstanding Amount of Term Loan Principal Debt and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to all Lenders (and Affiliates, in the case of Lender Hedging Agreements)); (iv) to the ratable payment of the Outstanding Amount of Term Loan Principal Debt and the Outstanding Amount of Obligations under Lender Hedging Agreements (it being understood that for purposes of this clause (iv) the Outstanding Amount of Obligations under Lender Hedging Agreements refers to payments owing in connection with an Early Termination Date as defined in the 2002 Master Agreement form promulgated by the ISDA (or equivalent type payment obligation if some other form of Swap Contract is in effect)(as used in this Section 2.11(d)(iv), “ratable payment” means for any Lender (or Lender Affiliate, in the case of Lender Hedging Agreements), on any date of determination, that proportion which the Outstanding Amount of Term Loan Principal Debt and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to such Lender (or Lender Affiliate, in the case of Lender Hedging Agreements) bears to the Outstanding Amount of Term Loan Principal Debt and the Outstanding Amount of Obligations under Lender Hedging Agreements owed to all Lenders)(and Affiliates, in the case of Lender Hedging Agreements)); and (v) to the payment of the remaining Obligations, if any, in the order and manner the Required Lenders deem appropriate.
     (e) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Term Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the
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Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
     A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.
     (f) If any Lender makes available to the Administrative Agent funds for Term Loans to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (g) The obligations of the Lenders hereunder to make Term Loans are several and not joint. The failure of any Lender to make Term Loans on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan or purchase its participation.
     (h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.
     2.12 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent, of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them held by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase has the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
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     2.13 Pari Passu Lien Securing Lender Hedging Obligations. All Obligations arising under the Loan Documents, including, without limitation, Obligations under this Agreement and Obligations under any Lender Hedging Agreement (but not Indebtedness of any Loan Party owing to any non-Lender or non-Lender Affiliate which enters into a Swap Contract with the Borrower or any other Loan Party), shall be secured pari passu by the Collateral. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Lender Hedging Agreement.
     2.14 Letters of Credit. Royal Bank of Canada agrees to make available to Borrower and the other Loan Parties letters of credit in an aggregate amount at any one time outstanding not to exceed $500,000 from the date hereof until the Maturity Date; provided no Default or Event of Default exists hereunder; provided further that Borrower executes and delivers to Royal Bank of Canada the L/C Terms and Conditions (which shall provide in the event of any conflict between the L/C Terms and Conditions and this Agreement, the terms of this Agreement shall control); and provided further, that at the time any letter of credit is requested, Borrower executes and delivers to Royal Bank of Canada an Application for Irrevocable Standby Letter of Credit (the “Letter of Credit Application”) on terms and conditions satisfactory to Royal Bank of Canada to evidence Borrower’s reimbursement obligation in connection therewith and other customary terms and conditions.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto; excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income (including any franchise taxes imposed on or measured by its net income), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws.
     (b) In addition, the Borrower agrees to pay any and all present or future stamp, mortgage, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
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     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.
     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, and (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, except to the extent such sums are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable. Neither the Administrative Agent nor any Lender shall be entitled to receive any payment with respect to any indemnity claim under this Section 3.01 with respect to Taxes or Other Taxes that are incurred or accrued more than 180 days prior to the date such party gives notice and demand with respect thereto to the Borrower. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.
     (e) As soon as practicable after any payment of indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law, or reasonably requested by Borrower, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;
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     (ii) duly completed copies of Internal Revenue Service Form W-8ECI;
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or
     (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Change in Law has made it unlawful for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore Dollar market, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the reasonable judgment of such Lender, otherwise be materially disadvantageous to such Lender.
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     3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the applicable offshore Dollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) if the Required Lenders determine and notify the Administrative Agent that the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, then the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.
     (a) If any Lender determines that as a result of a Change in Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c) utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender, as the case may be, such additional amounts as will compensate such Lender for such increased cost or reduction.
     (b) If any Lender determines a Change in Law has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Term Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Term Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.
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     (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Term Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Term Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Term Loan) to prepay, borrow, continue or convert any Term Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Term Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
     For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Term Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Matters Applicable to all Requests for Compensation. A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Term Loan Commitment and payment in full of all the other Obligations.
     3.08 Mitigation Obligations. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender, as applicable, pursuant to Section 3.01, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future and (ii) would not subject such Lender to any un-reimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
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ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWING
     4.01 Conditions Precedent to Borrowing. The amendment and restatement of this Agreement on the Restatement Date is subject to, and will take effect upon, satisfaction of the following conditions precedent on or prior to such date:
     (a) Evidence satisfactory to the Arranger that a minimum of $84,000,000 of net proceeds have been received by Borrower from a follow-on public offering of Borrower’s common stock.
     (b) The Administrative Agent shall have received a Borrowing Notice in accordance with the requirements hereof.
     (c) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) and unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or other Person party thereto, each dated the Restatement Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Date), and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
     (i) executed counterparts dated as of the Restatement Date of this Agreement and the other Collateral Documents including, without limitation, the Collateral Documents covering substantially all assets of each Loan Party (other than Excluded Assets) and all other Loan Documents sufficient in number for distribution to the Administrative Agent each Lender and Borrower;
     (ii) Term Notes executed by the Borrower in favor of each Lender requesting a Term Note, each Term Note in a principal amount equal to such Lender’s Term Commitment, and each Term Note dated as of the Restatement Date;
     (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
     (iv) such evidence as the Administrative Agent may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, and in good standing in the jurisdiction of its organization and is qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification;
     (v) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the representations and warranties contained in Article V are true and correct in all respects on and as of the Restatement Date, (B) no Default or Event of Default will exist immediately after closing and the initial Credit Extension under this Agreement, (C) since December 31, 2007 there has occurred no material adverse change in (x) the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and Guarantors, taken as a whole, or (y) any of the businesses, assets or liabilities acquired or assumed or being acquired or assumed by the Borrower, (D) that as of the Restatement Date there are no environmental or legal
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issues affecting any Loan Party or any of the Collateral which could reasonably be expected to have a Material Adverse Effect, (E) all material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated by this Agreement and the continuing operation of the Borrower and the QRC Subsidiaries has been obtained and is in full force and effect, and (F) no action, suit, investigation or proceeding is pending or, to the knowledge of such Responsible Officer, threatened in any court or before any arbitrator or governmental authority by or against the Borrower, any Guarantor, or any of their respective properties, that (x) could reasonably be expected to materially and adversely affect the Borrower and the Guarantors, taken as a whole, or (y) seeks to affect or pertains to any transaction contemplated hereby or the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents;
     (vi) a Compliance Certificate of a Responsible Officer of the Borrower demonstrating compliance with all financial covenants specified in Section 7.17 with Consolidated EBITDA and Consolidated Interest Charges estimated for the quarter ending March 31, 2008, annualized;
     (vii) a certificate of a Responsible Officer of the Borrower (a) as to the satisfaction of all conditions specified in this Section 4.01, (b) providing a three-year financial forecast for the Borrower and the QRC Subsidiaries on a consolidated basis, and (c) providing such other financial information as the Administrative Agent may reasonably request;
     (viii) a certificate of a Responsible Officer of the Borrower certifying that to the Responsible Officer’s knowledge the Borrower and the QRC Subsidiaries on a consolidated basis are not “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the New York Uniform Fraudulent Transfer Act; and
     (ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.
     (d) Intentionally Deleted.
     (e) Intentionally Deleted.
     (f) An opinion from counsel to each Loan Party, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (g) Any fees due and payable at the Restatement Date shall have been paid including, without limitation, payment of fees and expenses pursuant to the Agent/Arranger Fee Letter.
     (h) The Borrower shall have paid Attorney Costs of the Administrative Agent to the extent invoiced prior to, or on, the Restatement Date.
     (i) The Administrative Agent’s receipt of Collateral Documents, executed by each Loan Party that has assets or conducts business, in appropriate form for recording, where necessary, together with:
     (i) such Lien searches as the Administrative Agent shall have reasonably requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens (other than Permitted Liens) in favor of any Persons;
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     (ii) funds sufficient to pay any filing or recording tax or fee in connection with any and all UCC-1 and UCC-3 financing statements and fees associated with the filing of the Mortgages, including any mortgage tax;
     (iii) evidence that the Administrative Agent has been named as loss payee or additional insured under all policies of casualty insurance pertaining to the Collateral and all general liability policies;
     (iv) certificates evidencing all of the issued and outstanding shares of capital stock, partnership interests, or membership interests pledged pursuant thereto, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, or, if any securities pledged pursuant thereto are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that the security interest in such uncertificated securities has been transferred to and perfected by the Administrative Agent for the benefit of the Lenders in accordance with the Uniform Commercial Code; and
     (v) evidence that all other actions reasonably necessary or, in the opinion of the Administrative Agent or the Lenders, desirable to perfect and protect the first priority Lien created by the Collateral Documents (except to the extent otherwise permitted hereunder), and to enhance the Administrative Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken.
     (j) The Administrative Agent’s receipt (with sufficient copies for all Lenders) of the certificate of incorporation of the Borrower, together with all amendments, certified by an appropriate governmental officer in its jurisdiction of organization, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Administrative Agent or any Lender to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.
     The Administrative Agent shall notify the Borrower and the Lenders of the Restatement Date (which shall occur no later than July 11, 2008), and such notice shall be conclusive and binding.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence; Qualification and Power; Compliance with Laws. The Borrower and each other Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a), (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (d) is not a Person (I) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), or (II) who engages in any dealings or transactions prohibited by Section 2 of such
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executive order, or is otherwise associated with any such Person in any manner violative of Section 2, or (III) on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order, and (e) is in compliance, in all material respects, with (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (B) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation (other than the Liens created under the Loan Documents) to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law except in each case referred to in clause (b) or (c), to the extent that any such conflict, breach, contravention, creation or violation could not reasonably be expected to have a Material Adverse Effect.
     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, except for the filings in connection with the granting or continuation of security interests pursuant to the Collateral Documents or filings to maintain the existence, foreign qualification and good standing of the Borrower and the Loan Parties, is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.
     5.05 Financial Statements; No Material Adverse Effect.
     (a) The financial statements delivered to the Lenders pursuant to Sections 6.01(a) and (b) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. Such financial statements will: (i) fairly present in all material respects the financial condition of the entities named therein and their respective Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance in all material respects with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of quarterly financial statements delivered pursuant to Section 6.01(b) to year-end audit adjustments and the absence of footnotes; and (ii) show all material
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indebtedness and other liabilities of the entities named therein and their respective Subsidiaries as of the date thereof required to be reflected therein in accordance with GAAP consistently applied throughout the period covered thereby.
     (b) Since December 31, 2007, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any Borrower Affiliate or against any of their properties or revenues which (a) seek to affect or pertain to this Agreement or any other Loan Document, the borrowing of Term Loans, the use of the proceeds thereof, or the issuance of Letters of Credit hereunder, or (b) could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither the Borrower nor any Borrower Affiliate is in default under or with respect to any Contractual Obligation which could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. There is no default under any Material Agreement, which could reasonably be expected to have a Material Adverse Effect.
     5.08 Ownership of Property; Liens. Each Loan Party has good title to, or valid leasehold interests in, all its real and personal property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, have a Material Adverse Effect, and the property of the Borrower and Loan Parties is subject to no Liens, other than Permitted Liens.
     5.09 Environmental Compliance. The Borrower has reasonably concluded that (a) there are no claims alleging potential liability under or responsibility for violation of any Environmental Law except any such claims that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) there is no environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property owned, operated or used by the Borrower or any Borrower Affiliate that could reasonably be expected to have a Material Adverse Effect, and (c) there is no violation by the Borrower or any Borrower Affiliate of any Environmental Law, except for such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of the Borrower and the Borrower Affiliates are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are consistent with past practice.
     5.11 Taxes. The Borrower and the Borrower Affiliates have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Borrower, there is no proposed tax assessment against any Borrower Affiliate or any of their respective Subsidiaries that would, if made, have a Material Adverse Effect.
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     5.12 ERISA Compliance. The representations and warranties set forth in this Section 5.12 shall apply only if the Borrower or an ERISA Affiliate establishes a Plan.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws except to the extent that noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto or the Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS upon which the Borrower may rely, and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except to the extent that nonqualification could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan, except to the extent that nonpayment could not reasonably be expected to have a Material Adverse Effect.
     (b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Borrower’s knowledge, no other party has engaged in or permitted to occur any prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability that (when aggregated with any other Unfunded Pension Liability) has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA that could reasonably be expected to have a Material Adverse Effect.
     5.13 Subsidiaries and other Investments. Set forth on Schedule 5.13, are the Subsidiaries of the Borrower and each equity Investment in any other Person as of the Restatement Date.
     5.14 Margin Regulations; Investment Company Act; Use of Proceeds.
     (a) Neither the Borrower nor any Borrower Affiliate is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) Neither the Borrower nor any Borrower Affiliate, no Person controlling the Borrower or any Borrower Affiliate, or any Subsidiary thereof is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     (c) The Borrower will use all proceeds of Credit Extension in the manner set forth in Section 6.12.
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     5.15 Disclosure; No Material Misstatements. All material factual information hereto furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, as modified or supplemented by other information so furnished, is true and accurate in all material respects, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information, in light of the circumstances under which it was made, not misleading. All estimates and projections delivered to the Administrative Agent or any Lender were based upon information that was available at the time such estimates or projections were prepared and believed to be correct and upon assumptions believed to be reasonable at that time; however, the Borrower does not warrant that such estimates and projections will ultimately prove to have been accurate.
     5.16 Location of Business and Offices. Each Loan Party’s (i) jurisdiction of organization, (ii) organizational identification number, (iii) correct legal name, and (iv) principal place of business and chief executive offices are as set forth in the Security Agreement from such Loan Party.
     5.17 Compliance with Laws. Except with respect to Environmental Laws and Laws relating to taxes and employee benefits (which are covered by Sections 5.09, 5.11 and 5.12, respectively), neither the Borrower nor any Borrower Affiliate is in violation of any Laws, other than such violations which could not, individually or collectively, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Borrower Affiliate has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which non-compliance could not reasonably be expected to have a Material Adverse Effect.
     5.18 Third Party Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any party that is not a party to this Agreement is necessary or required in connection with the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document except where obtained or where the failure to receive such approval, consent, exemption, authorization, or the failure to do such other action by, or provide such notice could not reasonably be expected to have a Material Adverse Effect; and provided, however, that the transfer of rights in certain Collateral consisting of rights under contracts to a foreclosure purchaser may, in some instances, require the consent of third parties who have rights in such Collateral.
     5.19 Solvency. The Borrower and the QRC Subsidiaries on a consolidated basis are not “insolvent” as such term is used and defined in (i) the United States Bankruptcy Code or (ii) the New York Uniform Fraudulent Transfer Act.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Term Loan Commitment hereunder, or any Term Loan or other Obligation (other than contingent indemnity obligations and obligations under Lender Hedging Agreements) shall remain unpaid or unsatisfied, the Borrower shall, and shall cause the QRC Subsidiaries to:
     6.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders (and the Administrative Agent shall deliver to the Lenders):
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     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (beginning with the 2008 fiscal year), stand alone balance sheets of the Borrower as at the end of such fiscal year, and the related statements of income and cash flows for such fiscal year (provided, that if the Borrower is a public company, such financial statements shall be required to be furnished no later than the date that the Borrower is required to timely file its annual report on Form 10-K or Form 10-KSB with the Securities Exchange Commission (taking into account any extension of time available under Rule 12b-25 under the Securities Exchange Act of 1934)), setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower, if any, all in reasonable detail, audited and accompanied by a report and opinion of Murrell, Hall, McIntosh & Co., PLLP, or other independent certified public accountants reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with GAAP (except as otherwise noted herein) and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders;
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited stand alone balance sheet of the Borrower as at the end of such fiscal quarter, and the related statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended (provided, that if the Borrower is a public company, such financial statements shall be required to be furnished no later than the date that the Borrower is required to timely file its quarterly report on Form 10-Q or Form 10-QSB with the Securities Exchange Commission (taking into account any extension of time available under Rule 12b-25 under the Securities Exchange Act of 1934)), setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year of the Borrower and the corresponding portion of the previous fiscal year of the Borrower, if any, all in reasonable detail and certified by a Responsible Officer of the Borrower, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower in accordance with GAAP (except as otherwise noted herein), subject only to normal year-end audit adjustments and the absence of footnotes; and
     (c) within 45 days after the end of each fiscal year, Borrower shall deliver a one year projection/budget for the Borrower for the year following such fiscal year.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate in form of Exhibit C signed by a Responsible Officer of the Borrower;
     (b) promptly upon request, copies of each annual report, proxy or financial statement or other report or written communication sent to the equity owners of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (c) copies of Material Agreements and any material amendment thereto; and
     (d) promptly, such additional information (that is in the possession of the Borrower or that may be readily produced by the Borrower without undue effort or expense) regarding the business,
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financial or corporate affairs of any Loan Party as the Administrative Agent, at the request of any Lender, may from time to time reasonably request, which information may include copies of any detailed audit reports, if any, management letters or recommendations submitted to the board of directors or managers (or the audit committee of the board of directors or managers) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of the QRC Subsidiaries, or any audit of any of them.
     6.03 Notices. Promptly notify the Administrative Agent:
     (a) of the occurrence of any Default or Event of Default, as soon as possible but in any event within ten (10) days after Borrower has knowledge thereof;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including any of the following events if such has resulted or could reasonably be expected to result in a Material Adverse Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party; (ii) any litigation, investigation by or required by a Governmental Authority, proceeding or suspension of licenses or permits between any Loan Party and any Governmental Authority; and (iii) any dispute, litigation, investigation or proceeding involving any Loan Party related to any Environmental Law;
     (c) of any litigation, investigation or proceeding known to and affecting the Borrower or any Borrower Affiliate in which (i) the amount involved exceeds (individually or collectively) $1,000,000, or (ii) injunctive relief or other relief is sought, which could be reasonably expected to have a Material Adverse Effect;
     (d) of any material change in accounting policies or financial reporting practices by the Borrower; and
     (e) written notice at least ten (10) days before any proposed (A) relocation of any Loan Party’s principal place of business or chief executive office, (B) change of any Loan Party’s name, identity, or corporate, partnership or limited liability company structure, (C) relocation of the place where the books and records concerning a Loan Party’s accounts are kept, (D) relocation of any Loan Party’s Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as permitted by any Loan Document) to a location not described on Annex A to the Security Agreement to which such Loan Party is a party, and (E) change of any Loan Party’s jurisdiction of organization or organizational identification number, as applicable.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable (a) the Obligations, (b) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (c) all lawful claims which, if unpaid, would by law become a Lien upon its property; except, in the case of clause (b) or (c), where (x) the validity thereof are being contested in good
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faith by appropriate proceedings and (y) adequate reserves in accordance with GAAP are being maintained by the appropriate Loan Party.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Sections 7.06 and 7.07, and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises material to the conduct of its business, except in a transaction permitted by Sections 7.06 and 7.07, except where the failure to do so in each case could not reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Assets and Business. (a) Keep all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; (b) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the operation of its business in compliance with applicable Law, except where the failure to so maintain, renew, extend, or continue in effect could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance. (a) Maintain with responsible insurance companies insurance with respect to its properties and business (including business interruption insurance) against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and which is reasonably acceptable to the Administrative Agent and will (i) furnish to the Administrative Agent on each anniversary of the Restatement Date a certificate or certificates of insurance from the applicable insurance company evidencing the existence of insurance required to be maintained by this Agreement and the other Loan Documents and evidencing that Administrative Agent is listed as loss payee on property insurance (except as to properties owned by the Excluded MLP Entities) and the Administrative Agent and Lenders are additional insureds on liability insurance, and (ii) upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained in accordance with this Section.
     (b) Except as the Administrative Agent may otherwise consent to in writing, Borrower will, and will cause each of the QRC Subsidiaries to, forthwith upon receipt, transmit and deliver to the Administrative Agent, in the form received, all cash, checks, drafts, chattel paper and other instruments or writings for the payment of money (properly endorsed, where required, so that such items may be collected by the Administrative Agent) which may be received by the Borrower at any time in full or partial payment of amounts due under any insurance policy in an amount in excess of $1,000,000. Except as the Administrative Agent may otherwise consent in writing, any such items which may be received by the Borrower in excess of $1,000,000 will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for the Administrative Agent until delivery is made to the Administrative Agent.
     6.08 Compliance with Laws and Contractual Obligations. (a) Comply in all material respects with the requirements of all Laws (including Environmental Laws) applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect; and (b) comply with all Contractual
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Obligations, except if the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.
     6.09 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied (except as otherwise noted herein) shall be made of all financial transactions and matters involving its assets and business, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over it.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Additionally, Administrative Agent may, at the request of the Required Lenders, conduct or cause to be conducted a commercial field examination of the Borrower’s and the QRC Subsidiaries’ financial and accounting records and Borrower shall pay the cost of such commercial field examination; provided so long as no Event of Default shall exist and be continuing, no more than one such commercial field examination shall be undertaken at the Borrower’s expense during any period of twelve consecutive months and the Borrower shall not be obligated to pay more than $20,000 for any such annual commercial field examination.
     6.11 Compliance with ERISA. With respect to each Plan maintained by the Borrower, do each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except to the extent that noncompliance, with respect to each event listed above, could not be reasonably expected to have a Material Adverse Effect
     6.12 Use of Proceeds. Use proceeds of the Facility to (i) repay a portion of the indebtedness owing under the Original Credit Agreement, and (ii) pay fees, costs and expenses owed pursuant to this Agreement.
     6.13 Material Agreements. Enforce the obligations of parties to the Material Agreements, except where such failure could not reasonably be expected to have a Material Adverse Effect.
     6.14 Guaranties. As an inducement to the Administrative Agent and Lenders to enter into this Agreement, cause each Subsidiary of the Borrower (other than an Excluded MLP Entity) to execute and deliver to Administrative Agent a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, providing for the guaranty of payment and performance of the Obligations. In addition, within thirty (30) days after the formation or acquisition of any Subsidiary of the Borrower (other than an Excluded MLP Entity), cause such Subsidiary to execute and deliver to the Administrative Agent (a) a Guaranty in form and substance reasonably satisfactory to the Administrative Agent, providing for the guaranty of payment and performance of the Obligations, (b) Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent creating Liens in substantially all
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of the assets and properties of such Subsidiary and in the equity interests in such Subsidiary (other than Excluded Assets), subject to Permitted Liens, (c) certified copies of such Subsidiary’s Organization Documents and opinions of counsel with respect to such Subsidiary and such Guaranty, and (d) such other documents and instruments as may be required with respect to such Subsidiary pursuant to Section 6.15.
     6.15 Further Assurances; Additional Collateral. (a) The Borrower shall and shall cause each Subsidiary of the Borrower (other than the Excluded MLP Entities) to take such actions and to execute and deliver such documents and instruments as the Administrative Agent shall reasonably require to ensure that the Administrative Agent or Collateral Agent on behalf of the Secured Parties shall, at all times, have received currently effective duly executed Loan Documents granting Liens and security interests in substantially all of the assets (other than Excluded Assets) of the Borrower and each Subsidiary of the Borrower (other than the Excluded MLP Entities), including all capital stock, partnership, joint venture, membership interests, or other equity interests except for (i) any motor vehicle or other equipment that has a certificate of title and a fair market value of less than $50,000, and (ii) those properties and assets as to which the Administrative Agent shall determine in its sole discretion (in consultation with the Borrower) that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby. Without limiting the foregoing, the Borrower shall and shall cause each Subsidiary of the Borrower to subject any of their deposit accounts to a control agreement in form and substance reasonably satisfactory to the Administrative Agent within 30 days of Administrative Agent’s request therefor.
     (b) In connection with the actions required pursuant to the foregoing subsection (a), the Borrower shall and shall cause each Subsidiary of the Borrower (other than the Excluded MLP Entities) to execute and deliver such stock certificates, blank stock powers, evidence of corporate authorization, opinions of counsel, current valuations, evidence of title, and other documents, and shall use commercially reasonable efforts to obtain third party consents, as shall be reasonably requested by the Administrative Agent, in each case in form and substance reasonably satisfactory to the Administrative Agent.
     (c) The Liens required by this Section 6.15 shall be first priority Liens in favor of the Administrative Agent or Collateral Agent for the benefit of the Secured Parties, subject to no other Liens except Permitted Liens of the type described in Section 7.01. The Liens required by this Section 6.15 shall be perfected Liens in favor of the Administrative Agent or Collateral Agent for the benefit of the Secured Parties in all collateral to the extent perfection has or will occur by (i) the filing of a Uniform Commercial Code financing statement in the relevant jurisdiction, (ii) possession or control or (iii) the notation on a certificate of title. If the Administrative Agent shall determine that, as of any date, the Borrower shall have failed to comply with this Section 6.15, the Administrative Agent may (and at the direction of the Required Lenders, shall) notify the Borrower in writing of such failure and, within 30 days from and after receipt of such written notice by the Borrower, the Borrower shall execute and deliver to the Administrative Agent supplemental or additional Loan Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Term Notes and the other Obligations and covering additional assets and properties not then encumbered by any Loan Documents (together with such other information, as may be requested by the Administrative Agent, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent) such that the Administrative Agent shall have received currently effective duly executed and perfected Collateral Documents encumbering substantially all of the assets (other than Excluded Assets) of the Borrower and the QRC Subsidiaries as required by Section 6.15(a).
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     6.16 Fiscal Year. The Borrower shall maintain its December 31 fiscal year end.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Term Commitment hereunder, or any Term Loan or other Obligations (other than contingent indemnity obligations and obligations under Lender Hedging Agreements) shall remain unpaid or unsatisfied, the Borrower agrees that it shall not, nor shall it permit any of the QRC Subsidiaries to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Loan Document;
     (b) Liens existing on the Restatement Date and listed on Schedule 7.01 to this Agreement and any renewals or extensions thereof; provided that the property covered thereby is not increased, the amount of the Indebtedness secured thereby is not increased, and any renewal or extension of the obligations secured or benefited thereby is permitted under this Agreement;
     (c) Liens for taxes, assessments, or other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (d) landlord’s, royalty owner’s, supplier’s, constructor’s, operator’s vendor’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business or which are incident to the exploration, development, operation and maintenance of Oil and Gas Properties not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;
     (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;
     (g) easements, rights-of-way, restrictions, and other encumbrances, affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (h) judgment Liens not giving rise to an Event of Default;
     (i) any Lien existing on any asset (other than stock or other equity interests of a QRC Subsidiary) prior to acquisition thereof by the Borrower or any other Loan Party; provided that (i) no such
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Lien shall be extended to cover property other than the asset being acquired, and (ii) such Lien was not created in contemplation of or in connection with such acquisition;
     (j) Liens securing Capital Lease obligations; provided that the Indebtedness in respect of such Capital Lease obligations is permitted under Section 7.04(e);
     (k) purchase money Liens upon or in any property acquired, constructed or improved by Borrower or any other Loan Party (placed on such property at the time of such acquisition or the completion of the construction or improvement or within 90 days thereafter) to secure the deferred portion of the purchase price of such property or to secure Indebtedness incurred to finance the acquisition, construction or improvement of such property; provided that (i) no such Lien shall be extended to cover property other than the property being acquired, constructed or improved and (ii) the Indebtedness thereby secured is permitted by Section 7.04(d);
     (l) Liens reserved in or exercisable under any lease or sublease to which the Borrower or any other Loan Party is a lessee which secure the payment of rent or compliance with the terms of such lease or sublease; provided, that the rent under such lease or sublease is not then overdue and the Borrower or any other Loan Party is in material compliance with the terms and conditions thereof;
     (m) any interest or title of a lessor under any lease entered into by the Borrower or any other Loan Party in the ordinary course of its business and covering only the assets so leased, and any interest of a landowner in the case of easements entered into by the Borrower or any other Loan Party in the ordinary course of its business and covering only the property subject to the easement;
     (n) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and the other Loan Parties;
     (o) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of the QRC Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower and the QRC Subsidiaries;
     (p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution;
     (q) Liens on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or asset otherwise permitted under this Section;
     (r) Liens securing an obligation of a third party neither created, assumed nor Guaranteed by the Borrower or any QRC Subsidiary upon lands over which easements or similar rights are acquired by the Borrower or any QRC Subsidiary in the ordinary course of business of the Borrower or any QRC Subsidiary;
     (s) any Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Indebtedness is not increased except for increases in an amount equal to a reasonable premium
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or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, refinancing, or replacement and in an amount equal to any existing commitments unutilized thereunder, and is not secured by any additional assets;
     (t) Liens arising out of the cash collateralization of letter of credit reimbursement obligations permitted under Section 7.04(i);
     (u) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, purchase, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, royalty and overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent;
     (v) Rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate any Oil and Gas Property in any manner whatsoever and all laws of such Governmental Authorities, so long as the Borrower and the QRC Subsidiaries are in compliance with all such laws, except for any non-compliance that would not result in a Material Adverse Effect;
     (w) consents to assignment and similar contractual provisions affecting an Oil and Gas Property to the extent, and only to the extent, such consents are not affected by or required for the execution, delivery, performance and enforcement of any Loan Document;
     (x) preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property to the extent, and only to the extent, such consents are not affected by delivery of any Loan Document or, if affected, have been waived; and
     (y) all defects and irregularities affecting title to an Oil and Gas Property that could not operate to reduce the net revenue interest of the Borrower and the QRC Subsidiaries for such Oil and Gas Property (if any), increase the working interest of the Borrower and the QRC Subsidiaries for such Oil and Gas Property (if any) without a corresponding increase in the corresponding net revenue interest, otherwise interfere materially with the operation, value or use of such Oil and Gas Property or cause a Material Adverse Effect.
     7.02 Investments. Make or own any Investments, except:
     (a) Investments existing on the Restatement Date and listed in Section (b) of Schedule 5.13;
     (b) Cash Equivalents;
     (c) Investments constituting Indebtedness permitted under Section 7.04(b);
     (d) Investments by the Borrower and the QRC Subsidiaries in any Subsidiary of the Borrower that, prior to such Investment, is a Guarantor and Investments by Subsidiaries in the Borrower
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and Investments by the Borrower in QMLPGP and QELPGP to maintain QMLPGP’s and QELPGP’s 2% general partner interest in QMLP and QELP, respectively;
     (e) Guarantees of Indebtedness permitted under Section 7.04;
     (f) Swap Contracts permitted under Section 7.03;
     (g) Investments consisting of extensions of credit, including without limitation, in the nature of accounts receivable, arising from the grant of trade credit or prepayments or similar transactions entered into in the ordinary course of business and investments by the Borrower or any QRC Subsidiary in satisfaction or partial satisfaction thereof from financially troubled account debtors to prevent or limit financial loss;
     (h) endorsements for collection or deposit in the ordinary course of business;
     (i) Investments in Oil and Gas Properties or assets used in the Midstream Business or Persons whose primary assets consist of Oil and Gas Properties or whose primary business is the Midstream Business;
     (j) Investments not otherwise permitted by this Section 7.02 in an aggregate amount not to exceed $500,000 at anytime outstanding.
     7.03 Hedging Agreements.
     (a) Enter into any Swap Contracts other than in the ordinary course of business for the purpose of protecting against fluctuations in interest rates, commodity prices, or foreign exchange rates and not for purposes of speculation; provided:
          (i) that the Swap Contract shall not contain any provision (a) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (b) requiring the Borrower or any QRC Subsidiary at any time or under any circumstance to post any cash collateral or letter of credit or grant a Lien on any collateral to secure Borrower’s or any QRC Subsidiary’s obligations under such Swap Contract (unless such Swap Contract is a Lender Hedging Agreement);
          (ii) if the Swap Contract relates to Hydrocarbons, Borrower enters into such Swap Contract with or through a counterparty that has a credit rating of at least “A-” by S&P and “A3” by Moody’s;
          (iii) such Swap Contracts relating to Hydrocarbons cover monthly notional volumes of Hydrocarbons that do not exceed an amount mutually agreeable to Borrower and Administrative Agent.
     7.04 Indebtedness.
     Create, incur, or assume any Indebtedness except:
     (a) Indebtedness incurred pursuant to the Loan Documents;
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     (b) Indebtedness owed by a Subsidiary to the Borrower or to a Wholly-Owned Subsidiary or by the Borrower to a Wholly-Owned Subsidiary of the Borrower; provided, that, in each such case such Indebtedness is evidenced by a promissory note which has been pledged to secure the Obligations and is in the possession of the Administrative Agent or Collateral Agent;
     (c) obligations (contingent or otherwise) of the Borrower or any other Loan Party existing or arising under any Swap Contract to the extent permitted by Section 7.03;
     (d) Indebtedness of the Borrower and any other Loan Party in respect of purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(k); provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $500,000;
     (e) Indebtedness of the Borrower or any other Loan Party in respect of Capital Lease obligations; provided that, such Capital Lease obligations will not require the payment of an aggregate amount in excess of $500,000 annually; provided that any Capital Lease obligation relating to compressors or compression equipment shall be excluded from this subsection and dealt with in Section 7.05;
     (f) Indebtedness consisting of surety bonds that the Borrower or any other Loan Party is required to obtain in order to comply with applicable Law or the requirements of any Governmental Authority;
     (g) Indebtedness secured by any Lien permitted under Section 7.01(i); provided, however, that the aggregate amount of such Indebtedness at any one time outstanding shall not exceed $500,000;
     (h) other Indebtedness of the Borrower and any other Loan Party not to exceed $500,000 in the aggregate principal amount outstanding at any time;
     (i) reimbursement obligations under letters of credit issued for any Loan Party by Royal Bank of Canada; provided the aggregate amount of such reimbursement obligations in connection with such letters of credit shall not exceed $500,000 at any time; and
     (j) Indebtedness existing on the date hereof and listed on Schedule 7.04.
provided, that if any Indebtedness is incurred pursuant to this Section 7.04, immediately after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist.
     7.05 Lease Obligations. Create or suffer to exist any obligations for the payment of rent for any property under operating leases or agreements to lease, except for (i) operating leases (or Capital Lease obligations) for compressors and compression equipment and services for which no dollar limitation shall be applicable and (ii) operating leases (or Capital Lease obligations) entered into or assumed by the Borrower or any other Loan Party prior to the date hereof or after the date hereof in the ordinary course of business; provided that, such other operating leases (or Capital Lease Obligations) will not require the payment of an aggregate amount of payments in excess of (excluding escalations resulting from a rise in the consumer price or similar index) $2,000,000 annually, exclusive of expenses for maintenance, repairs, insurance, taxes, assessments and similar changes, net of any reimbursement of such amounts by QELP or QMLP.
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     7.06 Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into, or convey, transfer, lease or otherwise Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; except that, so long as no Default or Event of Default exists or would result therefrom:
     (a) any Person may merge, dissolve or liquidate into the Borrower; provided that in the case of a merger the Borrower is the surviving entity;
     (b) any other Loan Party may dissolve or liquidate or merge with (i) the Borrower; provided that in the case of a merger the Borrower shall be the continuing or surviving Person, or (ii) any one or more Loan Parties;
     (c) any Loan Party may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Loan Party; and
     (d) any Person (other than the Borrower or any other Loan Party) may merge into any Loan Party; provided that such Loan Party is the surviving entity.
     7.07 Dispositions.
     Make any Disposition or enter into any agreement to make any Disposition, except:
     (a) the PetroEdge Disposition and Dispositions of property by any Loan Party to the Borrower, or by the Borrower to a Wholly-Owned Subsidiary that is a Guarantor;
     (b) Dispositions of equipment or real property for fair market value to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
     (c) other Dispositions for fair market value; provided no Default or Event of Default then exists or arises as a result thereof; and provided that if the Disposition is for cash and a prepayment is required by Section 2.04(c)(i), the Borrower shall make such prepayment in accordance with such Section;
     (d) Dispositions of property that is no longer commercially viable to maintain or is obsolete, surplus or worn-out property; or
     (e) Dispositions permitted under Section 7.06.
     7.08 Restricted Payments; Distributions and Redemptions. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that (i) each Subsidiary may make Restricted Payments to the Borrower and to Wholly-Owned Subsidiaries of the Borrower and (ii) the Borrower may make Restricted Payments to QMLPGP and QELPGP to maintain QMLPGP’s and QELPGP’s 2% general partner interest in QMLP and QELP, respectively; provided, that at the time a Restricted Payment described in clause (ii) above is made no Default or Event of Default exists or would result therefrom.
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     7.09 ERISA. At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or knowingly permit any Plan maintained by the Borrower to: (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.
     7.10 Nature of Business; Risk Management. Engage in any line of business substantially different from those lines of business conducted by the Borrower and the QRC Subsidiaries on the Restatement Date or lines of business associated with the acquisition of Oil and Gas Properties or the Midstream Business to be Disposed of by the Borrower or any of the QRC Subsidiaries to QMLP or QELP for development. Without the written approval of the Administrative Agent, neither the Borrower nor any other Loan Party may materially change its risk management policy.
     7.11 Transactions with Affiliates. Sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions between or among the Borrower and any other Loan Party not involving any other Affiliate, (ii) the transactions under the agreements listed on Schedule 7.11, (iii) any Restricted Payment permitted by Section 7.08, (iv) the PetroEdge Disposition and transactions in connection with the PetroEdge Disposition so long as such transactions are on terms and conditions not less favorable to the Borrower or such other Loan Party, as applicable, than could be obtained on an arm’s length basis from unrelated third parties and (v) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such other Loan Party, as applicable, than could be obtained on an arm’s length basis from unrelated third parties.
     7.12 Burdensome Agreements. Enter into any Contractual Obligation that limits the ability of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by applicable Law or by this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (iii) the foregoing shall not apply to restrictions and conditions contained in the documentation evidencing any Indebtedness permitted hereunder. Notwithstanding the foregoing, (i) documents governing a Capitalized Lease or a purchase money Lien permitted by Sections 7.01(j) and (k) may prohibit other Liens on the asset encumbered by such Lien.
     7.13 Use of Proceeds. Use the proceeds of any Term Loan for purposes other than those permitted by Section 6.12, or use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.14 Material Agreements. Permit (a) any amendment to any Borrower Organization Document or any Material Agreement, if such amendment could reasonably be expected to (y) have a Material Adverse Effect on the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party or (z) otherwise materially adversely affect the Lenders, or (b) any assignment of any Material Agreement if such assignment could reasonably be expected to materially
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adversely affect the Lenders or have a Material Adverse Effect on the ability of the Borrower or any other Loan Party to perform its obligations under the Loan Documents to which it is a party.
     7.15 Developmental Expenditures. Make capital expenditures for the development of Oil and Gas Properties unless Borrower is in compliance with the terms of this Agreement, including Section 2.06, and from no sources other than (i) distributions paid to Borrower as a result of Borrower’s ownership interest in QMLP and QELP, (ii) revenues derived by Borrower or any Loan Party from the sale of Hydrocarbons from its Oil and Gas Properties and (iii) proceeds from any Debt Offering and Equity Issuance remaining after application of Net Cash Proceeds as required by Section 2.04.
     7.16 Material Acquisitions. Make or incur any obligation to make a Material Acquisition without the prior written consent of the Required Lenders.
     7.17 Financial Covenants.
     (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio at any fiscal quarter-end, commencing with the quarter-ended September 30, 2008, to be less than 2.5 to 1.0.
     (b) Leverage Ratio. Permit the Leverage Ratio at any fiscal quarter-end, commencing with the quarter-ended September 30, 2008, to be greater than 2.0 to 1.0.
     (c) For the purposes of calculating Consolidated EBITDA (and Consolidated Annualized EBITDA) for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the covenants set forth in this Section 7.17 (which calculation shall, in all respects, be acceptable to, and approved by the Administrative Agent), (i) if at any time after the first day of such Reference Period the Borrower or any QRC Subsidiary shall have made any Material Disposition, the Consolidated EBITDA (or Consolidated Annualized EBITDA, if applicable) for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) (or Consolidated Annualized EBITDA, if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period and (ii) if at any time after the first day of such Reference Period the Borrower or any QRC Subsidiary shall have made a Material Acquisition, Consolidated EBITDA (or Consolidated Annualized EBITDA) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.
     (d) Except as otherwise indicated, the ratios set out above shall be calculated at the end of each reporting period for which this Agreement requires Borrower to deliver financial statements pursuant to Sections 6.01(a) and 6.01(b), using the results of the twelve-month period ending with that reporting period, except as otherwise provided herein.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Term Loan or (ii) within three Business Days after the same becomes due, any
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interest on any Term Loan, any commitment or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in the L/C Terms and Conditions or any of Section 6.03(a), 6.05 (with respect to the Borrower’s existence), 6.10, 6.12, or Article VII; or
     (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date notice has been given to the Borrower by the Administrative Agent or a Lender; or
     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or
     (e) Cross-Default. (i) The Borrower, any Borrower Affiliate, QMLP or QELP (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation in respect of Indebtedness (other than Indebtedness under Swap Contracts) having an aggregate principal amount (or, in the case of a Capitalized Lease or a Synthetic Lease Obligation, Attributable Indebtedness) (including undrawn or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than (individually or collectively) $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness, the lessor under such Synthetic Lease Obligation or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (ii) (A) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Borrower Affiliate is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or any Borrower Affiliate as a result thereof is greater than (individually or collectively) $1,000,000, or (B) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Borrower Affiliate is an Affected Party (as so defined) and the Early Termination Amount owed by the Borrower and Borrower Affiliate as a result thereof is greater than (individually or collectively) $1,000,000 and such amount is not paid when due under such Swap Contract; or
     (f) Insolvency Proceedings, Etc. (i) The Borrower, any Borrower Affiliate, QMLP or QELP institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver,
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trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property or takes any action to effect any of the foregoing; or (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) The Borrower, any Borrower Affiliate, QMLP or QELP becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property which is a material part of the property of the Borrower and the QRC Subsidiaries taken as a whole, and is not released, vacated or fully bonded within 45 days after its issue or levy; or
     (h) Judgments. There is entered against the Borrower or any other Loan Party (i) a final non-appealable judgment or order for the payment of money in an aggregate amount exceeding (individually or collectively) $1,000,000 (to the extent not covered by third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final non-appealable judgment that has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order and is not released, vacated or fully bonded within 60 days after its attachment or levy; or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) If the Borrower, any Borrower Affiliate or any of their ERISA Affiliates maintains any Pension Plan or any Multiemployer Plan, an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower or any Borrower Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000, or (ii) if there is any Multiemployer Plan, the Borrower, any Borrower Affiliate or any ERISA Affiliate thereof fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or
     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or termination of all Term Loan Commitments and satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Loan Party that is Disposed of by the Borrower in accordance with the provisions of this Agreement; or
     (k) Change of Control. There occurs any Change of Control; or
     (l) Dissolution. The Borrower or any other Loan Party shall dissolve, liquidate, or otherwise terminate its existence, except as permitted in Section 7.06; or
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     (m) Material Agreements. (i) Termination of any Material Agreement, or any material provision of any of the foregoing if such termination could reasonably be expected to have a Material Adverse Effect and such agreement or provision is not replaced (prior to such cessation) in a manner satisfactory to the Administrative Agent; or (ii) default by any Person in the performance or observance of any material term of any Material Agreement which is not cured within the applicable cure period specified in such Material Agreement, if such default could reasonably be expected to have a Material Adverse Effect;
     (n) Collateral; Impairment of Security, etc. (i) Any provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against a Loan Party or any Loan Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or (ii) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than as permitted herein or in any Collateral Document) cease to be a perfected and first priority security interest subject to Permitted Liens; provided, however, that the foregoing shall not apply to the Guaranty and other Collateral Documents of any Loan Party that is Disposed of by the Borrower in accordance with the provisions of this Agreement; or
     (o) Collateral Deficiency. Any Collateral Deficiency is not cured within the time limit specified in Section 2.04(b).
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:
     (a) declare the Term Loan Principal Debt, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (b) sweep 100% of the Borrower’s and its Subsidiaries (excluding Excluded Subsidiaries’) cash flow to repay Borrower’s Obligations under the Loan Documents.
     (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;
provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the Term Loan Principal Debt and all interest and other amounts as aforesaid shall automatically become due and payable.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable, any amounts received on account of the Obligations shall be applied by the Administrative Agent as set forth in Section 2.11(d).
ARTICLE IX.
ADMINISTRATIVE AGENT
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     9.01 Appointment and Authorization of Agents; Lender Hedging Agreements. (a) Each Lender hereby irrevocably (subject to Section 9.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or Participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     (b) To the extent any Lender or any Affiliate of a Lender is a party to a Lender Hedging Agreement and accepts the benefits of the Liens in the Collateral arising pursuant to the Collateral Documents, such Lender (for itself and on behalf of any such Affiliates) shall be deemed (i) to appoint the Administrative Agent and Collateral Agent, as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Collateral Documents and (ii) to be bound by the terms of this Article IX.
     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents (including the Collateral Agent), employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Neither the Administrative Agent nor Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
     9.03 Default; Collateral. (a) Upon the occurrence and continuance of a Default or Event of Default, the Lenders agree to promptly confer in order that Required Lenders or the Lenders, as the case may be, may agree upon a course of action for the enforcement of the rights of the Lenders; and the Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until the Administrative Agent shall have received instructions from Required Lenders. All rights of action under the Loan Documents and all right to the Collateral, if any, hereunder may be enforced by the Administrative Agent (or Collateral Agent) and any suit or proceeding instituted by the Administrative Agent (or Collateral Agent) in furtherance of such enforcement shall be brought in its name as the Administrative Agent (or Collateral Agent) without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of the Lenders (and, with respect to Lender Hedging Agreements, Affiliates, if applicable) subject to the expenses of the Administrative Agent and Collateral Agent. In actions with respect to any property of the Borrower or any other Obligor, the Administrative Agent (and the Collateral Agent) is acting for the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement, Affiliates, if applicable). Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligations shall be construed as being for
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the ratable benefit of each Lender (and, with respect to Lender Hedging Agreement, Affiliates, if applicable).
     (b) Each Lender authorizes and directs the Administrative Agent and the Collateral Agent to enter into the Collateral Documents on behalf of and for the benefit of the Lenders (and, with respect to Lender Hedging Agreements, Affiliates, if applicable)(or if previously entered into, hereby ratifies the Administrative Agent’s and Collateral Agent’s previously entering into such agreements and Collateral Documents).
     (c) Except to the extent unanimity (or other percentage set forth in Section 10.01) is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the power set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.
     (d) The Administrative Agent and Collateral Agent are each hereby authorized on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.
     (e) Neither the Administrative Agent nor the Collateral Agent shall have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Obligor or is cared for, protected, or insured or has been encumbered or that the Liens granted to the Administrative Agent and/or Collateral Agent herein or pursuant thereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to the Administrative Agent or Collateral Agent in this Section 9.03 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct and the same shall apply to the Collateral Agent so long as the Administrative Agent is also the Collateral Agent.
     (f) The Lenders hereby irrevocably authorize the Administrative Agent and/or Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent or Collateral Agent upon any Collateral: (i) constituting property in which no Obligor owned an interest at the time the Lien was granted or at any time thereafter; (ii) constituting property leased or granted to an Obligor under a lease, easement or right-of-way which has expired or been terminated in a transaction permitted under the Loan Document or is about to expire and which has not been, and is not intended by such Obligor to be, renewed; and (iii) consisting of an instrument evidencing Indebtedness pledged to the Administrative Agent or Collateral Agent (for the benefit of the Lenders), if the Indebtedness evidenced thereby has been paid in full. In addition, the Lenders irrevocably authorize the Administrative Agent and Collateral Agent to release Liens upon Collateral as contemplated in Section 10.01(c) or (d), or if approved, authorized, or ratified in writing by the requisite Lenders. Upon request by the Administrative Agent (or Collateral Agent) at any time, the Lenders will confirm in writing the
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Administrative Agent’s (or Collateral Agent’s) authority to release particular types or items of Collateral pursuant to this Section 9.03.
     (g) In furtherance of the authorizations set forth in this Section 9.03, each Lender hereby irrevocably appoints the Administrative Agent and Collateral Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Documents), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lenders’ Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in paragraph (f) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Administrative Agent’s and the Collateral Agent’s power, as attorney, relative to the Collateral matters described in this Section 9.03. The powers and authorities herein conferred on the Administrative Agent and Collateral Agent may be exercised by the Administrative Agent or Collateral Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Administrative Agent or Collateral Agent (or any Person acting on behalf of the Administrative Agent or Collateral Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section 9.03(g) to the Administrative Agent and Collateral Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Lenders have any Term Loan Commitment hereunder.
     9.04 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
     9.05 Reliance by Administrative Agent. (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, facsimile, electronic mail message or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its
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satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and Participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has funded its Pro Rata Share of the Borrowing(s) on the Restatement Date (or, if there is no Borrowing made on such date, each Lender other than Lenders who gave written objection to the Administrative Agent prior to such date) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     9.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     9.07 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required
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to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent Related Person.
     9.08 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, it being agreed by all Lenders that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Term Loan Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
     9.09 Administrative Agent in its Individual Capacity. Royal Bank of Canada and its Affiliates may make loans to, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Royal Bank of Canada were not the Administrative Agent, Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Royal Bank of Canada or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Term Loans, Royal Bank of Canada shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, Collateral Agent, and the terms “Lender” and “Lenders” include Royal Bank of Canada in its individual capacity.
     9.10 Successor Administrative Agent and Collateral Agent.
     (a) The Administrative Agent may resign as Administrative Agent and Collateral Agent upon 30 days’ notice to the Lenders with a copy of such notice to the Borrower. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent and collateral agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default
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(which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders who shall also succeed to the role of successor collateral agent. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent and Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     (b) The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Administrative Agent with a copy of such notice to the Borrower. If the Collateral Agent resigns under this Agreement, the Administrative Agent shall designate a successor collateral agent. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.
     9.11 Other Agents; Arrangers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” as a “documentation agent,” any other type of agent (other than the Administrative Agent and Collateral Agent), “arranger,” or “bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
     9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the Term Loan Principal Debt shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and
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advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.08, 10.04 and 10.05) allowed in such judicial proceeding; and
     (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 10.04 and 10.05.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.13 Hedging Agreements. To the extent any Affiliate of a Lender is a party to a Swap Contract with the Borrower or any Loan Party and thereby becomes a beneficiary of the Liens pursuant to the Collateral Document, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent and Collateral Agent its nominee and agent to act for and on behalf of such Affiliate in connection with the Collateral Documents and to be bound by the terms of this Article IX, Section 10.01(e) and the last sentence of Section 2.13.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Release of Collateral, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower (in the case of the Borrower, only if no Event of Default has occurred and is continuing), and acknowledged by the Administrative Agent, do any of the following:
     (i) extend or increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 8.02);
     (ii) extend the Maturity Date or extend, postpone or delay any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clause (ii) of the proviso below) any fees or other amounts payable hereunder or
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under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (A) amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;
     (iv) change the amount of the Aggregate Term Loan Commitment or of the aggregate unpaid Term Loan Principal Debt which is set forth in the definition of “Required Lenders”;
     (v) change the Pro Rata Share of any Lender;
     (vi) release a material amount of Collateral or release any Guarantor from a Guaranty (except in connection with a Disposition permitted under Section 7.07 or as otherwise permitted under this Section 10.01); or
     (vii) amend this Section, or Section 2.04(b) or 2.12, or any provision herein providing for unanimous consent or other action by all the Lenders;
and, provided further: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Agent/Arranger Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
     (b) Any amendment to any Loan Document which purports to (i) decrease the amount of any mandatory prepayment or (ii) change this Section 10.01(b), must be by an instrument in writing executed by Borrower, the Administrative Agent, and the Required Lenders.
     (c) Upon any sale, transfer, or Disposition of Collateral which is permitted pursuant to the Loan Documents, and upon 5 Business Days’ prior written request by the Borrower (which request must be accompanied by (i) true and correct copies of all material documents of transfer or Disposition, including any contract of sale, (ii) a preliminary closing statement and instructions to the title company, if any, (iii) all requested release instruments in form and substance satisfactory to the Administrative Agent and (iv) if required, written consent of the requisite Lenders), the Administrative Agent and/or Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Liens granted to the Administrative Agent and/or Collateral Agent for the benefit of the Secured Parties pursuant hereto in such Collateral. Neither the Administrative Agent nor the Collateral Agent shall be required to execute any release instruments on terms which, in the Administrative Agent’s (or Collateral Agent’s) opinion, would expose the Administrative Agent or Collateral Agent to liability or create any obligation or entail any consequence other than the release of Liens without recourse or warranty. No such release shall impair the Administrative Agent’s and/or Collateral Agent’s Lien on the proceeds of sale of such Collateral.
     (d) If all outstanding Term Loans and other Obligations (other than contingent indemnity obligations) have been indefeasibly paid in full, and, subject to Section 10.01(e) all Lender Hedging Agreement have terminated, the Administrative Agent agrees to, and the Lenders hereby instruct the Administrative Agent and Collateral Agent to, at the Borrower’s expense, execute and authorize such releases of the Collateral Documents as the Borrower shall reasonably request and this Agreement shall be deemed terminated except that such termination shall not relieve the Borrower of any obligation to
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make any payments to the Administrative Agent or any Lender required by any Loan Document to the extent accruing, or relating to an event occurring, prior to such termination.
     (e) Notwithstanding any provision herein to the contrary, if the Term Loan Commitments have been terminated, and the only outstanding Obligations are amounts owed pursuant to one or more Lender Hedging Agreements, the Administrative Agent and/or Collateral Agent will, and is hereby authorized to, (A) release the Liens created under the Loan Documents and (B) release all Guaranties of the Guarantors; provided, that contemporaneously with such release, (i) the Borrower (and, if applicable, any Loan Party that is a party to such Lender Hedging Agreements) (A) executes a margin agreement in form and substance acceptable to such Lender(s) (or its Affiliates) that are parties to such Lender Hedging Agreements (the “Lender Counterparties”) and (B), if required, provides collateral in the form of cash or a letter of credit having an aggregate value acceptable to such Lender Counterparties, and (ii) if such Lender Hedging Agreement is executed by a Loan Party and the Borrower is not party thereto, the Borrower executes a guaranty covering such Loan Party’s obligations thereunder, such guaranty to be in form and substance satisfactory to the Lender Counterparties. Any release under this Section 10.01(e) must be in writing and signed by the Administrative Agent.
     10.02 Notices and Other Communications; Facsimile Copies.
     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder and under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02 (for the Borrower, any Guarantor and the Administrative Agent) or on the Administrative Details Form (for the other Lenders); or, in the case of the Borrower, the Guarantors, the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in accordance with this Section, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.
     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
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     (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and shall not be recognized hereunder for any other purpose.
     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Attorney Costs; Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent and Arranger for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation, syndication, administration and execution of this Agreement and the other Loan Documents, including the filing, recording, refiling or rerecording of any mortgage, any pledge agreement and any Security Agreement and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any mortgage, any pledge agreement or any security agreement, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and reasonable costs and expenses in connection with the use of Intralinks, Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any workout or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Term Loan Commitment and repayment of all the other Obligations.
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     10.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, each of the Borrower and each Guarantor (by execution of a Guaranty), jointly and severally, agrees to indemnify, save and hold harmless each Agent-Related Person, the Administrative Agent, the Collateral Agent, the Arranger, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors, arising out of or relating to, the Loan Documents, the Aggregate Term Loan Commitment, the use or contemplated use of the proceeds of any Term Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders under this Agreement or any other Loan Document; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee by any Person or by the Borrower or any other Loan Party, arising out of or relating to, the Loan Documents, the Term Loan Commitments, the use or contemplated use of the proceeds of any Term Loans, or the relationship of any Loan Party, the Administrative Agent, the Collateral Agent, the Lenders under this Agreement or any other Loan Document; (c) without limiting the foregoing, any and all claims, demands, actions or causes of action, judgments and orders, penalties and fines that are asserted or imposed against any Indemnitee, (i) under the application of any Environmental Law applicable to the Borrower or any of its Subsidiaries or any of their properties or assets, including the treatment or disposal of Hazardous Substances on any of their properties or assets, (ii) as a result of the breach or non-compliance by the Borrower or any of the QRC Subsidiaries with any Environmental Law applicable to the Borrower or any of the QRC Subsidiaries, (iii) due to past ownership by the Borrower or any of the QRC Subsidiaries of any of their properties or assets or past activity on any of their properties or assets which, though lawful and fully permissible at the time, could result in present liability, (iv) due to the presence, use, storage, treatment or disposal of Hazardous Substances on or under, or the escape, seepage, leakage, spillage, discharge, emission or Release from, any of the properties owned or operated by the Borrower or any of its Subsidiaries (including any liability asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or any of its Subsidiaries, or (v) due to any other environmental, health or safety condition in connection with the Loan Documents; (d) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a), (b) or (c) above; and (e) any and all liabilities (including liabilities under indemnities), losses, costs, damages or expenses (including Attorney Costs and settlement costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, WHETHER OR NOT ARISING OUT OF THE STRICT LIABILITY OR NEGLIGENCE OF AN INDEMNITEE, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitees, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section shall survive and continue for the benefit of the Indemnitees at all times after the Borrower’s acceptance of the Lenders’ Term Loan Commitments under this Agreement, whether or not the Restatement Date shall occur and shall survive the termination of the Term Loan Commitments and repayment of all the other Obligations.
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     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
     10.07 Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it):
     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Term Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the outstanding Term Loan Principal Debt of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (Borrower’s consent not to be unreasonably withheld, conditioned or delayed);
     (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan Commitment assigned;
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     (ii) any assignment of a Term Loan Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Details Form.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitment of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest,
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fees or other amounts payable to such Participant, or (iii) release any Guarantor from its Guaranty. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided said Participant agrees to be subject to Sections 3.08 and 10.15 as though it were a Lender. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01 as though it were a Lender.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.
     10.08 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to directors, officers, employees, auditors, accountants, counsel or other professional advisors of the Administrative Agent or any Lender) any information with respect to the Borrower or any of the QRC Subsidiaries, which is furnished pursuant to this Agreement; provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to or required by any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or submitted to or required by the Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that such Eligible Assignee or Participant or prospective Eligible Assignee or Participant executes an agreement containing provisions substantially similar to those contained in this Section 10.08, (f) in connection with the exercise of any remedy by such Lender if an Event of Default pertaining to the Loan Documents has occurred and is continuing, (g) in connection with any litigation involving such Lender pertaining to the Loan Documents, (h) to any Lender or the Administrative Agent, or (i) to any Affiliate of any Lender (it being understood that the Persons to whom
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such disclosure is made will be informed of the confidential nature of such information and obligated to keep such information confidential).
     10.09 Set-off. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Administrative Agent and the Lenders, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     10.10 Interest Rate Limitation. Regardless of any provision contained in any Loan Document, neither the Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligations, any amount in excess of the Maximum Rate, and, if any Lender ever does so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to the Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, the Borrower and the Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and the Lenders and the Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligations. However, if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, the Lenders shall refund such excess, and, in such event, the Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Amount.
     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
Quest Resource
Credit Agreement

     10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Obligation shall remain unpaid or unsatisfied.
     10.14 Severability. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.15 Replacement of Lenders. If (i) any Lender fails or refuses to consent to any requested amendment or waiver pursuant to Section 10.01, (ii) any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is in breach of any of its obligations under this Agreement or (iv) if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iii);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) such payment being at par, with no premium or discount;
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.16 Governing Law.
Quest Resource
Credit Agreement

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER UNITED STATES FEDERAL LAW.
     (b) THE BORROWER AND EACH OTHER PARTY HERETO, AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, AGREES TO THIS SECTION 10.16(b). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, AND BY EXECUTION OF A GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER (1) IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO, AND (2) IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, AT ITS ADDRESS FOR NOTICES DESIGNATED HEREIN. THE BORROWER, EACH GUARANTOR, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.
     10.17 Waiver of Right to Trial by Jury, Etc. EACH PARTY TO THIS AGREEMENT AND EACH GUARANTOR, BY EXECUTION OF A GUARANTY, HEREBY (a) EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES TO THE LOAN DOCUMENTS OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THIS AGREEMENT AND EACH GUARANTOR TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY; AND (b) EXPRESSLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH ACTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; PROVIDED THAT THE WAIVER CONTAINED IN THIS SECTION 10.17(b) SHALL
Quest Resource
Credit Agreement

NOT APPLY TO THE EXTENT THAT THE PARTY AGAINST WHOM DAMAGES ARE SOUGHT HAS ENGAGED IN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     10.18 Time of the Essence. Time is of the essence of the Loan Documents.
     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     10.20 No Novations, Etc. Nothing contained herein shall be deemed a novation of or a repayment or new advance of any obligation of the Borrower hereunder. To the extent of $35,000,000, the Indebtedness owing under the Original Credit Agreement is renewed, rearranged, extended and carried forward by this Agreement and all of the liens and security interests securing the “Obligations” as defined in the Original Credit Agreement are carried forward and secure, without interruption or loss or priority, the Obligations under this Agreement.
Quest Resource
Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUEST RESOURCE CORPORATION, as Borrower
By:	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer

The undersigned hereby confirm and agree that (i) the Loan Documents (which specifically includes the Guaranty and Security Agreements executed by the undersigned) in effect on the date hereof to which they are a party are, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects except that, upon the effectiveness of, and on and after the date of, this Agreement, all references in such Loan Documents to the “Credit Agreement” and “Note” shall mean the Original Credit Agreement, as amended and restated by this Agreement, and the Term Note issued in renewal and replacement of the Revolver Note and (ii) such Loan Documents do, and shall continue to, secure the payment by the Borrower of its obligations under this Agreement and the Term Note.

QUEST OIL & GAS, LLC, a Kansas limited liability company, as Guarantor
By:	/s/ Jerry D. Cash
Jerry D. Cash, Chief Executive Officer and President

QUEST ENERGY SERVICE, LLC, a Kansas limited liability company, as Guarantor
By:	/s/ Jerry D. Cash
Jerry D. Cash, Chief Executive Officer and President

Quest Resource
Credit Agreement

Signature Page 1

ROYAL BANK OF CANADA, as Administrative Agent and Collateral Agent
By:	/s/ Susan Khokher
	Name:	Susan Khokher
	Title	Manager, Agency

Quest Resource
Credit Agreement

Signature Page 2

ROYAL BANK OF CANADA, as Lender
By:	/s/ Jason York
Jason York
Authorized Signatory
Quest Resource
Credit Agreement

Signature Page 3

SCHEDULE 2.01
COMMITMENTS

Lender	Term Loan Commitment
Royal Bank of Canada	$35,000,000.00
TOTAL:	$35,000,000.00
Quest Resource
Credit Agreement

Schedule 1.01

SCHEDULE 5.13
SUBSIDIARIES AND EQUITY INVESTMENTS
•	The Borrower owns 100% of the issued and outstanding membership interests in the following Subsidiaries: (1) Quest Oil & Gas, LLC, a Kansas limited liability company, (2) Quest Energy Service, LLC, a Kansas limited liability company, (3) Quest Eastern Resource LLC a Delaware limited liability company (formerly PetroEdge Resources (WV) LLC) and (4) Quest Mergersub, Inc., a Delaware corporation. The Borrower has no other Subsidiaries or equity Investments in any other Person (other than the Excluded MLP Entities).
Quest Resource
Credit Agreement

Schedule 5.13

SCHEDULE 7.01
EXISTING LIENS
     NONE.
Quest Resource
Credit Agreement

Schedule 7.01

SCHEDULE 7.04
INDEBTEDNESS
     NONE.
Quest Resource
Credit Agreement

Schedule 7.04

SCHEDULE 7.11
TRANSACTIONS WITH AFFILIATES
•	Management Services Agreement dated as of November 13, 2007 among Quest Energy GP, LLC, Quest Energy Partners, L.P., and Quest Energy Service, LLC.

•	Contribution, Conveyance and Assumption Agreement, dated as of December 22, 2006, but effective as of December 1, 2006, among Quest Midstream Partners, L.P., Quest Cherokee, LLC, Quest Midstream GP, LLC, Quest Resource Corporation, Bluestem Pipeline, LLC, and other Quest subsidiaries.

•	Amended and Restated Investors’ Rights Agreement, dated as of November 1, 2007, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation and 17 investors.

•	Purchase Agreement, dated as of December 22, 2006, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation, Alerian Opportunity Partners IV, L.P., Swank MLP Convergence Fund, LP, Swank Investment Partners, LP, The Cushing MLP Opportunity Fund I, LP, The Cushing GP Strategies Fund, LP, Tortoise Capital Resources Corporation, Huizenga Opportunity Partners, LP and HCM Energy Holdings, LLC.

•	Purchase Agreement, dated as of October 16, 2007, among Quest Midstream Partners, L.P., Quest Midstream GP, LLC, Quest Resource Corporation, Alerian Opportunity Partners, IX, L.P., Bel Air MLP Energy Infrastructure Fund, LP, Tortoise Capital Resources Corporation, Tortoise Gas and Oil Corporation, Dalea Partners, LP, Hartz Capital MLP, LLC, ZLP Fund, L.P., KED MME Investment Partners, LP, KED MME Investment Partners, LP, Eagle Income Appreciation Partners, L.P., Eagle Income Appreciation II, L.P., Citigroup Financial Products, Inc., and The Northwestern Mutual Life Insurance Company.

•	Second Amended and Restated Agreement of Limited Partnership of Quest Midstream Partners, L.P., dated as of November 1, 2007, among Quest Midstream GP, LLC, Quest Resource Corporation, and 19 limited partners, as amended.

•	Amended and Restated Limited Liability Company Agreement of Quest Midstream GP, LLC, dated as of December 22, 2006, among Quest Resource Corporation, Alerian Opportunity Partners IV, LP, Swank MLP Convergence Fund, LP, Swank Investment Partners, LP, The Cushing MLP Opportunity Fund I, LP, and the Cushing GP Strategies Fund, LP.

Quest Resource
Credit Agreement

Schedule 7.11

•	Limited Liability Company Agreement of Quest Energy GP, LLC, dated as of July 12, 2007, by Quest Resource Corporation.

•	Amended and Restated Limited Liability Company Agreement of Quest Energy GP, LLC, dated as of November 15, 2007, by Quest Resource Corporation.

•	Omnibus Agreement, dated as of December 22, 2006, among Quest Resource Corporation, Quest Midstream GP, LLC, Bluestem Pipeline, LLC and Quest Midstream Partners, L.P.

•	Midstream Services and Gas Dedication Agreement, dated as of December 22, 2006, but effective as of December 1, 2006, between Quest Resource Corporation and Bluestem Pipeline, LLC, as amended by Amendment No. 1 to the Midstream Services and Gas Dedication Agreement, between Quest Resource Corporation and Bluestem Pipeline, LLC.

•	Assignment and Assumption Agreement, dated as of November 15, 2007, among Quest Resource Corporation, Bluestem Pipeline, LLC and Quest Energy Partners, L.P. (whereby Quest Resource Corporation will assign the Midstream Services and Gas Dedication Agreement to Quest Energy Partners, L.P., and Quest Energy Partners, L.P. will assume all of Quest Resource Corporation’s rights and obligations).

•	Underwriting Agreement, dated as of November 8, 2007, among Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Cherokee, LLC, Quest Resource Corporation, and Wachovia Capital Markets, LLC.

•	First Amended and Restated Limited Partnership Agreement of Quest Energy Partners, L.P., dated as of November 15, 2007, between Quest Energy GP, LLC and Quest Resource Corporation, as amended.

•	Contribution, Conveyance and Assumption Agreement, dated as of November 15, 2007, among Quest Resource Corporation, Quest Energy Partners, L.P., Quest Energy GP, LLC, Quest Cherokee, LLC, Quest Oil & Gas, LLC, and Quest Energy Service, LLC.

•	Omnibus Agreement, dated as of November 15, 2007, among Quest Energy Partners, L.P., Quest Energy GP, LLC, and Quest Resource Corporation.

•	Management Services Agreement, dated as of November 15, 2007, among Quest Energy GP, LLC, Quest Energy Partners, L.P., and Quest Energy Service, LLC.

•	Agreement for Purchase & Sale, dated as of July 11, 2008, among Quest Eastern Resource LLC, f/k/a PetroEdge Resources (WV), LLC, Quest Resource Corporation and Quest Cherokee, LLC.

Quest Resource
Credit Agreement

Schedule 7.11

SCHEDULE 10.02
ADDRESSES FOR NOTICES TO BORROWER,
GUARANTORS AND ADMINISTRATIVE AGENT
ADDRESS FOR NOTICES TO BORROWER
QUEST RESOURCE CORPORATION
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Attn: Chief Executive Officer
Telephone: (405) 600-7704
Facsimile: (405) 600-7722
ADDRESS FOR NOTICES TO GUARANTORS
Quest Energy Services, LLC
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Attn: Chief Executive Officer
Telephone: (405) 600-7704
Facsimile: (405) 600-7722
ADDRESSES FOR ROYAL BANK OF CANADA
Royal Bank of Canada’s Lending Office:
Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
New York, New York 10006-1404
Attention: Manager, Loans Administration
Telephone: (212) 428-6332
Facsimile: (212) 428-2372
For matters related to letters of credit:
Attention: Manager, Trade Products
Telephone: (212) 428-6235
Facsimile: (212) 428-3015
in each case with a copy to:
Royal Bank of Canada
2800 Post Oak Boulevard
3900 Williams Tower
Houston, Texas 77056
Attention: Jason York
Telephone: (713) 403-5679
Facsimile: (713) 403-5624
Electronic Mail: Jason.York@rbccm.com

Quest Resource Credit Agreement

Schedule 10.2 Page 1

Administrative Agent’s Office:
Royal Bank of Canada
Agency Services Group
Royal Bank Plaza
P. O. Box 50, 200 Bay Street
12th Floor, South Tower
Toronto, Ontario M5J 2W7
Attention: Manager Agency
Facsimile: (416) 842-4023
Wiring Instructions:
JPMorgan Chase Bank, New York, New York
ABA 021-000021
For account Royal Bank of Canada, New York
Swift Code: ROYCUS3X
A/C 920-1033363
For further credit to A/C 293-746-4, Transit 1269
Ref: Quest Resource
Attn: Agency Services

Quest Resource Credit Agreement

Schedule 10.2 Page 1

EXHIBIT A-1
FORM OF BORROWING NOTICE
Date:                     ,
To:      Royal Bank of Canada, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.
     The undersigned hereby requests:
I. FACILITY
1.	Status Information for the Facility
(a)	Amount of Facility: $35,000,000

(b)	Term Loans outstanding prior to the Borrowing requested herein: $
2.	Amount of Borrowing: $

3.	Requested date of Borrowing: , 200 ; must be prior to Maturity Date.

4.	Requested Type of Loan and applicable Dollar amount:
(a)	Base Rate Loan for $

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$
5.	Purpose of Term Loan:
      To pay certain indebtedness owing under the Original Credit Agreement
      To pay fees, costs and expenses owed pursuant to the Agreement
     The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing(s) after giving effect thereto and to the application of the proceeds therefrom:
Exhibit A-1 Page 1
Form of Borrowing Notice

          (a) the representations and warranties of the Borrower contained in Article V of the Agreement are true and correct in all material respects as though made on and as of such date (except such representations and warranties which expressly refer to an earlier date, which are true and correct in all material respects as of such earlier date);
          (b) the amount of the requested Borrowing will not exceed the Aggregate Term Loan Commitment; and
          (c) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.
     The Borrowing requested herein complies with Sections 2.01 and 2.03 of the Agreement, as applicable.

QUEST RESOURCE CORPORATION a Nevada corporation, as Borrower
By:
Name:
Title:

Exhibit A-1 Page 2
Form of Borrowing Notice

EXHIBIT A-2
FORM OF CONVERSION/CONTINUATION NOTICE
Date:                            ,
TO:      Royal Bank of Canada, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.
     The undersigned hereby requests:
I.	FACILITY
1.	Amount of [conversion] [continuation]: $

2.	Existing rate:	Check applicable blank

(a)	Base Rate

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month
(ii)	two months
(iii)	three months
(iv)	six months
3.	If a Eurodollar Rate Loan, date of the last day of the Interest Period for such Loan: , 200 .
The Term Loan described above is to be [converted] [continued] as follows:
4.	Requested date of [conversion] [continuation]: , 200 .

5.	Requested Type of Loan and applicable Dollar amount:
(a)	Base Rate Loan for $

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month for	$
(ii)	two months for	$
(iii)	three months for	$
(iv)	six months for	$
Exhibit A-2 Page 1
Form of Conversion/Continuation Notice

     The [conversion] [continuation] requested herein complies with Sections 2.01 and 2.03 of the Agreement, as applicable.

QUEST RESOURCE CORPORATION a Nevada corporation, as Borrower
By:
Name:
Title:

Exhibit A-2 Page 2
Form of Conversion/Continuation Notice

EXHIBIT A-3
FORM OF REPAYMENT NOTICE
Date:                            ,
To:      Royal Bank of Canada, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), Royal Bank of Canada, as Administrative Agent and Collateral Agent, and the Lenders from time to time party thereto.
     The undersigned hereby is repaying the Facility as follows:
I.	FACILITY
1.	Term Loans outstanding prior to the repayment referred to herein: $

2.	Amount of repayment: $

3.	Date of repayment: , 200 .

4.	Type of Loan and amount to which repayment applies:
(a)	Base Rate Loan for $

(b)	Eurodollar Rate Loan with Interest Period of:

(i)	one month	$
(ii)	two months	$
(iii)	three months	$
(iv)	six months	$
The repayment referred to herein complies with Section 2.04 of the Agreement.

QUEST RESOURCE CORPORATION a Nevada corporation, as Borrower
By:
Name:
Title:

Exhibit A-3 Page 1
Form of Repayment Notice

EXHIBIT B
FORM OF TERM NOTE

$35,000,000.00	July 11, 2008
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to the order of                                        (the “Lender”), on the Maturity Date (as defined in the Credit Agreement referred to below) the principal amount of THIRTY FIVE MILLION AND NO Dollars ($35,000,000), or such lesser principal amount of Term Loans made by Lender under the Facility (both as defined in such Credit Agreement) due and payable by the Borrower to the Lender on the Maturity Date under that certain Amended and Restated Credit Agreement, dated as of even date herewith (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent.
     The Borrower promises to pay scheduled principal payments as specified in Section 2.06 of the Credit Agreement and interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates, and at such times as are specified in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds to the account designated by the Administrative Agent in the Credit Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
     This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This Term Note is also entitled to the benefits of each Subsidiary Guaranty. Upon the occurrence of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
     This Term Note is a Loan Document and is subject to Section 10.10 of the Credit Agreement, which is incorporated herein by reference the same as if set forth herein verbatim.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, notice of intent to accelerate, notice of acceleration, demand, dishonor and non-payment of this Term Note.
Exhibit B Page 1
Form of Term Note

     THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUEST RESOURCE CORPORATION a Nevada corporation, as Borrower
By:
Name:
Title:

Exhibit B Page 2
Form of Term Note

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
(Pursuant to Section 6.02 of the Agreement)
Financial Statement Date:                     ,
To: Royal Bank of Canada, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Amended and Restated Credit Agreement, dated as of July 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Quest Resource Corporation, a Nevada corporation (the “Borrower”), the Lenders from time to time party thereto, and Royal Bank of Canada, as Administrative Agent and Collateral Agent. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Agreement.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he is the                                                  of the Borrower, and that, as such, he is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
     [Use the following for fiscal year-end financial statements]
     Attached hereto as Schedule 1 are the year-end audited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section; and
     [Use the following for fiscal quarter-end financial statements]
     Attached hereto as Schedule 1 are, the unaudited consolidated financial statements of the Borrower and its Subsidiaries required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date and the portion of the Borrower’s fiscal year then ended, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     [Use the following for both fiscal year-end and quarter-end financial statements]
     1. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     2. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and no Default or Event
Exhibit C Page 1
Form of Compliance Certificate

of Default has occurred and is continuing except as follows (list of each such Default or Event of Default and include the information required by Section 6.03 of the Credit Agreement):
     3. The covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
     4. As of the date of this Certificate, the Pledged Collateral Market Value is $                      calculated as follows:

Quest Resource Corporation		QELP	QELP	QELP		QMLP	QMLP	QMLP
Borrowing Base Calculation Worksheet	# of QELP	common unit	Market	Pledged Collateral	# of QELP	common unit	Market	Pledged Collateral
As of [insert Financial Statement Date]	units	market price (a)	Value	Market Value	units	market price (b)	Value	Market value	Totals

Common Units Collateral
Common units
Advance rate			50.00%				50.00%
Common units Borrowing Base

Subordinated Units
Subordinated units						$20.00
Discount		15.00%				15.00%
Adjusted price
Adjusted price
Advance rate			50.00%				50.00%
Subordinated units Borrowing Base

Total Available Borrowing Base (1)

Current Aggregate Revolving Commitment									$50,000,000
Less: current Loans outstanding
Current Balance of Unborrowed Facility (2)

Available to Advance [lessor of (1) or (2)]

(a)	—	QELP common unit market price as of xxlxxlxxxx, which was the last trading day of the quarterly period

(b)	—	QMLP common unit market price is set at $20.00 by Administrative Agent until a public offering is completed which will set the new common unit market price
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

QUEST RESOURCE CORPORATION a Nevada corporation, as Borrower
By:
Name:
Title:

Exhibit C Page 2
Form of Compliance Certificate

SCHEDULE 1
To the Compliance Certificate
Exhibit C Page 3
Form of Compliance Certificate

For the Quarter/Year ended
                                         (“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I. Section 7.17(a) — Interest Coverage Ratio.

A. Consolidated Annualized EBITDA (for use for Statement Dates prior to March 31, 2009)
1. Consolidated EBITDA for the 3-month period ended March 31, 2008 multiplied by 4 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
2. Consolidated EBITDA for the 6-month period ended June 30, 2008 multiplied by 2 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
3. Consolidated EBITDA for the 9-month period ended September 30, 2008 multiplied by 1.33 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
4. Consolidated EBITDA for the 12-month period ended December 31, 2008 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
5. Interest Coverage Ratio: (Line I.C.3) divided by (Line I.A.1, 2, 3 or 4, as appropriate):	____ to 1.0
6. Is the Interest Coverage Ratio less than 2.5 to 1.0 for periods ending on and after September 30, 2008?	Yes/No

B. Consolidated EBITDA measured on a pro forma rolling four consecutive fiscal quarter basis ending on the Statement Date (“Reference Period”) (see Credit Agreement definition of “Consolidated EBITDA”):

1. Consolidated EBITDA for Reference Period (prior to pro forma adjustments for Material Dispositions and Material Acquisitions pursuant to Section 7.17(c)):	$
2. Pro forma adjustments to EBITDA for Material Dispositions and Material Acquisitions during the Reference Period (Section 7.17(c)), giving effect to such Material Dispositions and Material Acquisitions on a pro forma basis for the Reference Period as if such Material Dispositions and Material Acquisitions occurred on the first day of the Reference Period:
$
3. Consolidated EBITDA including pro forma adjustments for Material Dispositions and Material Acquisitions (Lines I.B.1 +I.B.2):	$

C. Consolidated Interest Charges for the Reference Period (or for Reference Periods ending prior to March 31, 2009, Consolidated Annualized Interest Charges)
1. Consolidated Interest Charges for the four consecutive fiscal quarters ending on the Statement Date (or for Reference Periods ending prior to March 31, 2009, Consolidated Annualized Interest Charges for the period ending on the Statement Date):
$
Exhibit C Page 4
Form of Compliance Certificate

2. Pro forma adjustment to Consolidated Interest Charges for Material Dispositions and Material Acquisitions during the four consecutive fiscal quarters ending on the Statement Date (Section 7.17(c)):	$
3. Consolidated Interest Charges including pro forma adjustments for Material Dispositions and Material Acquisitions (Lines I.B.1 + I.B.2):	$

D. Interest Coverage Ratio
1. Consolidated EBITDA adjusted for Material Dispositions and Material Acquisitions (Line I.B.3):	$
2. Consolidated Interest Charges adjusted for Material Dispositions and Material Acquisitions (Line I.C.3):	$
3. Imputed interest charges on Synthetic Lease Obligations of the Borrower and its Subsidiaries (other than the Excluded MLP Entities) for the Reference Period:	$
4. Interest Coverage Ratio: (Line I.D.1) divided by (Lines I.D.2 + I.D.3):	____ to 1.0
Is the Interest Coverage Ratio less than 2.5 to 1.0 for periods ending on and after September 30, 2008?	Yes/No

II. Section 7.17(b) — Leverage Ratio.

A. Consolidated Funded Debt
1. Consolidated Funded Debt on Statement Date (borrowed money Indebtedness, letter of credit reimbursement obligations, Capital Leases, Synethetic Leases, Guaranty Obligations)	$

B. Consolidated EBITDA measured on a rolling four consecutive fiscal quarter basis ending on the Statement Date (“Reference Period”) (see Credit Agreement definition of “Consolidated EBITDA”):
1. Consolidated EBITDA for the 3-month period ended March 31, 2008 multiplied by 4 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
2. Consolidated EBITDA for the 6-month period ended June 30, 2008 multiplied by 2 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
3. Consolidated EBITDA for the 9-month period ended September 30, 2008 multiplied by 1.33 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
4. Consolidated EBITDA for the 12-month period ended December 31, 2008 (including pro forma adjustments for Material Dispositions and Material Acquisitions):	$
5. Leverage Ratio: (Line II.A.3) divided by (Line II.B.1, 2, 3 or 4, as appropriate):	___ to 1.0
6. Is the Leverage Ratio greater than 2.0 to 1.0 for periods ending on and after September 30, 2008?	Yes/No
Exhibit C Page 5
Form of Compliance Certificate

C. Consolidated EBITDA (for use for Statement Dates on and after March 31, 2009)
1. Consolidated EBITDA (including pro forma adjustments for Material Dispositions and Material Acquisitions) (Line I.A.3 above)	$
2. Leverage Ratio: (Line II.A.3) divided by (Line II.C.1):	____ to 1.0
3. Is the Leverage Ratio less than 2.0 to 1.0 for periods ending on and after September 30, 2008?	Yes/No
Exhibit C Page 6
Form of Compliance Certificate

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as may be amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]

3.	Borrower(s):	Quest Resource Corporation

4.	Administrative Agent:	Royal Bank of Canada, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $35,000,000 Amended and Restated Credit Agreement dated as of July 11, 2008 among Quest Resource Corporation, the Lenders parties thereto, and Royal Bank of Canada, as Administrative Agent.
Exhibit D Page 1
Form of Assignment and Assumption

6.	Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
	all Lenders*	Assigned*	Commitment/Loans
Term Loans:	$	$	%
Total:	$	$	%
[7. Trade Date: ________________ ]
Effective Date: __________________ , 20___[ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

Consented to and Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By
Title:
[Consented to:]
Exhibit D Page 2
Form of Assignment and Assumption

QUEST RESOURCE CORPORATION, a Nevada corporation
By
Name:
Title:
Exhibit D Page 3
Form of Assignment and Assumption

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
          1.1 Assignor. The Assignor: (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee: (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and
Exhibit D Page 4
Form of Assignment and Assumption

Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.
Exhibit D Page 5
Form of Assignment and Assumption